UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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AMN HEALTHCARE SERVICES, INC.

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A Letter from our Independent Board Chairman and our CEO

Dear Fellow Shareholders,

On behalf of AMN Healthcare Services and its Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders on April 22, 2020 at our offices in Dallas, Texas. Throughout the past year, we have further advanced our position as the leader and trusted partner for total talent solutions to healthcare organizations. We made significant progress in our mission to deliver the best talent and insights to help healthcare organizations optimize their workforce, give healthcare professionals opportunities to do their best work towards quality patient care and create a values-based culture of innovation where our team members can achieve their goals.

Purpose, Profit and Culture

We recognize the integral role that our corporate purpose and culture play in the Company’s ability to generate sustainable profits and make a positive impact in society. We have established a performance and values-based culture that aligns our business strategy with the development of our greatest assets, our people. To this end, we have an active strategy to enhance diversity, equality, and inclusion in our workplace, workforce, and marketplace.

Diversity, Equality & Inclusion

Diversity, equality, and inclusion is a foundational element of AMN’s culture and helps us sustain a competitive advantage. We are among a unique group of companies with 44% female representation on our Board and 50% of our executive team from historically underrepresented groups. This diversity extends through our organization from our team members to our affiliate partners and suppliers. AMN strives to be a catalyst for change in the healthcare and staffing industries and in our communities by regularly publishing and participating in surveys and white papers that highlight diversity issues. In 2019, and for the third consecutive year, AMN was recognized by the Bloomberg Gender Equality Index and the Human Rights Campaign’s Corporate Equality Index.

Sustainable Long-Term Growth

Our strategy and our actions every day are grounded in the belief that we can achieve our mission by unlocking the strength of the diverse backgrounds, experiences, and perspectives of all our stakeholders. We believe this philosophy and approach will help us prepare for anticipated risks, create a platform for long-term growth and demonstrates the effective leadership and governance principles that sustainable-minded investors seek.

Thank you for your continued support and investment in AMN Healthcare, and we hope to see you at our 2020 Annual Meeting.

Sincerely,

Douglas D Wheat Chairman of the Board	Susan R. Salka Chief Executive Officer

“Inclusion for me is an action verb. I am proud that we have initiated a strategic action plan to promote and achieve true diversity, equality, and inclusion – to make our company, our industry, and the world around us better.”

Susan Salka

Notice of Annual Meeting of Shareholders

Meeting Date	Wednesday, April 22, 2020
Time	8:30 a.m. (Central Time)
Location	8840 Cypress Waters Blvd., Suite 300 Dallas, Texas 75019
Record Date	Monday, February 24, 2020

The Annual Meeting of Shareholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. will be held at our office located at 8840 Cypress Waters Boulevard, Suite 300, Dallas, Texas 75019 on Wednesday, April 22, 2020, at 8:30 a.m. Central Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting. The purpose of the meeting is to:

(1)	elect eight directors nominated by our Board of Directors to hold office until our next annual meeting or until their successors are duly elected and qualified,

(2)	approve, by non-binding advisory vote, the compensation of our named executive officers,

(3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020,

(4)	approve a proposal to reduce the threshold necessary to call a special shareholders meeting; and

(5)

transact such other business, including consideration of a shareholder proposal if properly presented, as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has fixed the close of business on February 24, 2020 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting.

We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to make proxy materials available electronically, as the primary means of furnishing proxy materials. We believe Notice and Access provides shareholders with a convenient method to access our proxy materials and vote. It also allows us to conserve natural resources which aligns with our Corporate Social Responsibility strategy by reducing our environmental footprint as well as reducing the costs associated with printing and distributing our proxy materials. On or about March 11, 2020, we will commence mailing by sending a Notice of Internet Availability of Proxy Materials to our shareholders with instructions on how to access our proxy statement and 2019 Annual Report, including the financial statements set forth in our annual report on Form 10-K, online and how to cast your vote. The Notice also contains instructions on how to receive a paper copy of the proxy statement and 2019 Annual Report.

March [    ], 2020

By Order of the Board of Directors,

Denise L. Jackson

Chief Legal Officer and Corporate Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE BY TELEPHONE OR INTERNET, IF AVAILABLE TO YOU, OR IF YOU RECEIVE THESE PROXY MATERIALS BY MAIL, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY. PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BANK, BROKER, OR OTHER RECORDHOLDER AND YOU WISH TO VOTE THEM AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY FROM THAT RECORDHOLDER.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote. Our proxy statement and related materials are first being made available to our shareholders on or about March 11, 2020.

Our Financial Performance

(1)

More information on adjusted EBITDA, which refers to our adjusted earnings before interest, taxes, depreciation and amortization, and a reconciliation of adjusted EBITDA to our 2019 net income can be found at Exhibit B to this proxy statement (page B-1).

Our Total Return(²) vs. Russell 2000 and S&P 500

(2)

The total returns reflected are as of December 31, 2019 and calculated by combining share price appreciation and dividends paid to show the total return to shareholders expressed as an annual percentage. Sources include: S&P Dow Jones Indices and FactSet.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	1

PROXY STATEMENT SUMMARY

Director Nominees

This year’s slate of director nominees to the Board of Directors (the “Board”) of AMN Healthcare Services, Inc. (the “Company” or “AMN”) includes a new director, Ms. Teri G. Fontenot, who was appointed to the Board in September 2019. The addition of Ms. Fontenot, who is a former chief financial officer of three health systems and CEO of Women’s Hospital in Baton Rouge, Louisiana, supports our ongoing Board refreshment strategy and further strengthens and diversifies the aggregate skills, experiences and characteristics of our Board. Please find a list of all director nominees below. Additional information for each nominee can be found under “Election of Our Directors (Item 1)” beginning on page 6.

Name	Age	Director Since	Professional Background	Board Committees
Mark G. Foletta	59	2012	Executive Vice President and Chief Financial Officer, Tocagen Inc.	Audit (Chair)
Teri G. Fontenot	66	2019	Former CEO of Women’s Hospital	Audit
R. Jeffrey Harris	65	2005	Former Of Counsel at Apogent Technologies, Inc.	Corporate Governance & Compliance (Chair); Executive
Michael M.E. Johns, M.D.	78	2008	Professor in the School of Medicine, Emory University	Compensation; Corporate Governance & Compliance
Daphne E. Jones	61	2018	Former Senior Vice President – Digital/Future of Work, GE Healthcare	Audit; Compensation
Martha H. Marsh	71	2010	Former President and CEO, Stanford Hospital and Clinics	Compensation (Chair)
Susan R. Salka	55	2003	Chief Executive Officer, AMN Healthcare Services, Inc.	Executive
Douglas D. Wheat	69	1999	Managing Partner, Wheat Investments, LLC	Board (Chairman); Executive

2	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROXY STATEMENT SUMMARY

Our Key Executive Compensation Practices

Practice	Description

Balanced Approach to Performance- based Pay	Performance-based awards are tied to the achievement of financial objectives, including revenue, adjusted EBITDA margin, adjusted EBITDA margin growth and total shareholder return, as well as strategic leadership objectives.

Three-Year Performance Periods and Vest Schedules	The performance periods and vest schedules for our equity awards span three years to promote a long-term approach to the achievement of strategic and financial objectives.

Balanced Mix of Pay Components	Target compensation mix is not overly weighted toward annual incentive awards and balances cash and long-term equity awards in accordance with certain financial or non-financial metrics that align with our short and long-term strategic goals.

CEO Compensation at Risk	In 2019, approximately 80% of our CEO’s target compensation was variable and at risk.

Equity Ownership Guidelines	CEO [g] 5x salary Named executive officers [g] 2x salary Other members of the CEO Committee (CEO’s direct reports) [g] 1.5x salary

Executive Compensation Philosophy	We have an Executive Compensation Philosophy that clearly articulates our commitment to equal pay principles and a values-based culture.

“Double-Trigger” Change-in-Control Arrangements	Beginning in 2019, our equity agreements include “double-trigger” mechanisms to align with our executive severance agreements, which have historically included double-trigger” mechanisms.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	3

PROXY STATEMENT SUMMARY

Our Key Corporate Governance Policies

Practice	Description

Proxy Access	Our Bylaws contain meaningful proxy access features that are consistent with market practice and were developed through shareholder conversations.

Majority Voting in Uncontested Elections	Director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board in uncontested elections.

Director Resignation Policy

Our Director Resignation Policy requires an incumbent director to tender his or her resignation if he or she receives more votes “Against” his or her election than votes “For” his or her election in an uncontested election. The Corporate Governance and Compliance Committee and the Board, which we refer to as our Governance and Compliance Committee, would then consider and take appropriate action on such offer of resignation in accordance with this Policy.

Board Aggregate Tenure Policy	Our Board has committed that it will maintain an average tenure for independent board directors of less than ten years.

No “Poison Pill”

We do not have a stockholder rights plan or “poison pill” and no shareholder rights plan shall be adopted unless it is approved by a majority of the independent directors of the Board that find such action is consistent with the exercise of their fiduciary responsibilities.

Annual Election of Directors	All directors must be nominated and re-elected each year

Shareholder Engagement Program

We engage in a formal outreach program to provide us an opportunity to gain valuable insight from our shareholders on corporate governance matters that are most important to them. To consistently act in the best long-term interests of our shareholders, we continuously evaluate and act on, when appropriate, shareholder feedback

Human Rights Policy

To further our core values and reflect our commitment to human rights in our relationships with our clients, team members, vendors and communities, we have adopted a Human Rights Policy that is applicable to the Company, our affiliates, as well as our team members and vendors.

Recent Recognition

4	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROXY STATEMENT SUMMARY

How to Vote your Shares

WHEN	WHERE

Wednesday, April 22, 2020 at 8:30 a.m. Central Standard Time	8840 Cypress Waters Blvd., Suite 300 Dallas, Texas 75019

ONLINE	CALL	MAIL	IN PERSON

www.proxyvote.com	1 (800) 690-6903	c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	8840 Cypress Waters Blvd., Suite 300 Dallas, TX 75019

Please follow the internet voting instructions sent to you and visit www.proxyvote.com, any time up until 11:59 p.m. (Eastern Time) on April 21, 2020.	Please follow the telephone voting instructions sent to you and call 1 (800) 690-6903, any time up until 11:59 p.m. (Eastern Time) on April 21, 2020.

If you receive printed copies of our proxy materials, please mark, date and sign your proxy card per the instructions and return it by mail in the pre-addressed envelope provided with your proxy materials. The proxy card must be received prior to the 2020 Annual Meeting to be counted.

In person at the 2020 Annual Meeting. Even if you plan to attend, we encourage you to vote in advance by Internet, telephone or mail so your vote will be counted if for some reason you are unable to attend.

Our Board’s Voting Recommendations

Item	Description of Proposal	For	Against	Page

1	Election of eight director nominees			6

2	Approval, on an advisory basis, compensation of our named executive officers			68

3	Ratify the appointment of the independent auditor			71

4	Reduce the threshold necessary to call a special shareholders meeting			72

5	Shareholder proposal – Make Shareholder Right to Call Special Meeting More Accessible			73

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	5

PROPOSAL 1: ELECTION OF OUR DIRECTORS

PROPOSAL 1

ELECTION OF OUR DIRECTORS

The Board is elected by the shareholders to oversee their interest in the overall success of the Company’s strategy, business operations and financial strength. The Board serves as the Company’s ultimate decision-making body to the extent set forth in our Certificate of Incorporation and Amended and Restated By-laws (the “Bylaws”). It also selects and oversees our senior executives, who, in turn, oversee our day-to-day business and related affairs.

Board Composition Evaluation and Director Nomination Processes

The Corporate Governance and Compliance Committee understands the vital role that a strong board composition with a diverse set of skills and continuous refreshment play in effective oversight. The Committee is committed to maintain a diverse board to more effectively manage complex corporate issues by leveraging different experiences to support the Company’s long-term objectives and business strategy. With this purpose in the mind, the Committee seeks out candidates with unique skills, experiences and characteristics, including individuals representing historically underrepresented groups and from different careers, industries, races, ethnicities or genders that align with our long-term strategic objectives. To ensure this alignment and in response to the Company’s shareholder discussions on Board refreshment, in 2018 the Committee began to establish a more robust process by which it would regularly evaluate the Board’s collective composition relative to the Company’s strategic objectives and potential director candidates.

To kick off the process, the Corporate Governance and Compliance Committee mapped the collective composition of the then-current Board to the skills and experiences it considered necessary to support the Company’s long-term strategic objectives. It then established a pool of potential director candidates derived from various sources, including recommendations from shareholders and consultants, many of whom are industry experts that match certain key skills, experiences and characteristics the Committee identified as critical to the Company’s long-term strategic objective and from which the Committee could engage candidates quickly depending on the occurrence of certain events necessitating new or additional directors, such as retirements, changing market conditions or strategic objectives, and newly considered enterprise risks. The Committee then regularly evaluates its potential candidate pool and adds and eliminates individuals based on the factors listed above as well as the candidates’ changing biographical information and availability.

6	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Below is a summary of the process by which the Governance and Compliance Committee actively and continuously evaluates its collective composition and potential director candidates prior to nominating such director candidates to the Board for review, approval and appointment.

(1)

The Committee evaluates a matrix that maps the collective skills, experiences and characteristics of the Board to the skills, experiences and characteristics it considers necessary to support the Company’s long-term growth objectives and business strategy and engages in discussions on whether additional skills, experiences or characteristics should be identified and if the consideration of additional director candidates is advisable;

(2)

If it determines that additional director candidates may be reasonably necessary in the next twelve months, the Committee discusses and prioritizes the skills, experiences and characteristics it desires to target based on the Company’s long-term growth objectives and business strategy; and

(3)

Once certain skills, experiences and characteristics are identified, the Committee considers potential director candidates from its pool of candidates, reviews recommended director nominees that possess the skills, experiences and characteristics desired, and recommends the nominees to the Board for approval.

Since establishing the processes described above, the Board has appointed two new directors. In July 2018, the Board appointed Daphne E. Jones, an accomplished and seasoned executive with extensive experience in strategic, entrepreneurial and global use technologies in the healthcare sector. Ms. Jones’ contributions to the Board have been evident through its strategic oversight of the execution of the Company’s digital and strategic initiatives. In September 2019, the Board appointed Ms. Teri G. Fontenot, an accomplished and seasoned executive with extensive experience in healthcare leadership, women’s healthcare, corporate finance, economic policy and healthcare policy. As a result of this process, our Board is proud to be among a unique group of companies with 44% female representation.

Additional information regarding how shareholders can nominate a director candidate for election at our 2021 Annual Meeting of Shareholders can be found in Exhibit A to this proxy statement. Our Board is committed to continue to seek out highly qualified candidates with diverse backgrounds, skills and experience to further strengthen our Board‘s collective composition and strategically support the Company’s strategic objectives. A collective summary of our Board’s current composition, skills and experiences is set forth below.

Our Nominees for the Board of Directors

Eight directors are to be elected at our 2020 Annual Meeting of Shareholders to hold office until our next annual meeting or until their successors are duly elected and qualified, or until the director retires, resigns, is removed or becomes disqualified. The proxy will be voted in accordance with the directions stated on the card, or, if no directions are stated, for election of each of the eight nominees listed below. Upon the recommendation of the Governance and Compliance Committee, the Board has nominated for election the eight directors listed below, all of whom are currently serving as directors on our Board. The director nominees for election are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies may be voted for a substitute nominee(s). The business experience, board service, qualifications and affiliations of our director nominees are set forth below.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	7

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Our Directors’ Skills Matrix

The Board of Directors recommends that shareholders vote “FOR” each of the following nominees

8	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Mark G. Foletta

Director Since 2012 Age: 59 Audit Committee Chair Financial Expert	Finance
Enterprise Risk Management
Board Leadership
Mergers & Acquisitions
Healthcare Industry
C-Suite Leadership

Executive Vice President and Chief Financial Officer Tocagen Inc.

Experience and Qualifications

The Board has concluded that Mr. Foletta is qualified to serve on the Board, because he brings considerable audit, financial, healthcare and enterprise risk management experience as both an executive officer and director of healthcare companies. The Board has designated Mr. Foletta as a financial expert for its Audit Committee, for which he serves as Chairman. Since February 2017, Mr. Foletta has served as Executive Vice President and Chief Financial Officer of Tocagen Inc. Mr. Foletta served as the Interim Chief Financial Officer of Biocept, Inc., a publicly-traded diagnostics company, from August 2015 to July 2016, and he also served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. from March 2006 until October 2012. While at Amylin, Mr. Foletta assisted with developing and launching the organization’s initial enterprise risk management assessment. From March 2000 to March 2006, Mr. Foletta served as Vice President, Finance and Chief Financial Officer of Amylin. Mr. Foletta received a Bachelor of Arts from the University of California, Santa Barbara. He is also a Certified Public Accountant (inactive) and a member of the Corporate Directors Forum.

Board Experience

Since November 2014, Mr. Foletta has served on the Board of DexCom, Inc., a publicly-traded company, where he is the Lead Director. From February 2013 through June 2018, Mr. Foletta served as a director of Regulus Therapeutics Inc., and was Chairman of its Audit Committee and a member of its Nominating and Governance Committee. While at Regulus and DexCom, Mr. Foletta helped oversee and guide the launch of each organization’s initial enterprise risk management assessment. Additionally, Mr. Foletta serves as a director of Viacyte, Inc., a privately held company. He previously served as a director and Chairman of the Audit Committee of Ambit Biosciences Corporation (sold in 2014), and also served as a director of Anadys Pharmaceuticals, Inc. (sold in 2011).

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	9

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Teri G. Fontenot

Director Since 2019 Age: 66 Audit Committee Financial Expert	Finance
Enterprise Risk Management
Board Leadership
Mergers & Acquisitions
Healthcare Industry
C-Suite Leadership

Former President & Chief Executive Officer of Woman’s Hospital

Experience and Qualifications

The Board has concluded that Ms. Fontenot is qualified to serve on the Board because she brings considerable audit, financial and healthcare experience both as an executive officer and director of healthcare companies. The Board has determined that Ms. Fontenot qualifies as a financial expert and appointed her as a member of its Audit Committee. Since March 2019, Ms. Fontenot has served as CEO Emeritus of Woman’s Hospital, the largest independently-owned women’s and infant’s hospital in the United States providing comprehensive subspecialty services to women. From 1996 to March 2019, Ms. Fontenot served as President and CEO of Woman’s Hospital. From 1992 to 1996, Ms. Fontenot served as the Chief Financial Officer and Executive Vice President of Woman’s Hospital. Under her leadership, Woman’s Hospital became the largest birthing hospital and neonatal intensive care unit in Louisiana. Prior to joining Woman’s Hospital in 1992, Ms. Fontenot served as Chief Financial Officer of three other hospitals located in Louisiana and Florida and is a Certified Public Accountant (inactive).

Board Experience

Ms. Fontenot has served on numerous healthcare boards at a local, state and national level, including the Board of Directors of the Louisiana Hospital Association, and the American Hospital Association where she served as Chairperson in 2012. She is on the American College of Healthcare Executives Board of Governors and a member of its Audit Committee, and she held a six-year term on the Advisory Committee on Research on Women’s Health for the National Institutes of Health. Ms. Fontenot is also a director on the board of the Baton Rouge Water Company, a private company, and a director on the board of Companion Animal Alliance, a not-for profit agency. From 2007 to 2019, Ms. Fontenot served on the board of directors of the Sixth District Federal Reserve Bank of Atlanta, including as its Audit Committee chair for two years. Ms. Fontenot currently serves on the board of directors and a member of the audit committees for LHC Group, Inc. and Amerisafe. Inc. and she was a member of the board of directors of Landauer (a formerly publicly-held company) until its sale in 2017. She is a Fellow of the American College of Healthcare Executives, where she presents frequently on women’s health and leadership topics.

10	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 1: ELECTION OF OUR DIRECTORS

R. Jeffrey Harris

Director Since 2005 Age: 65 Corporate Governance and Compliance Committee Chair Executive Committee	Corporate Governance
	Strategy	Legal
C-Suite Leadership
Healthcare Industry
Mergers & Acquisitions

Former Of Counsel at Apogent Technologies, Inc.

Experience and Qualifications

The Board has concluded that Mr. Harris is qualified to serve on the Board because he brings considerable mergers and acquisitions experience, which is a key component of AMN’s strategy. Additionally, Mr. Harris has experience serving as a director on public company compensation and corporate governance committees, which is essential to designing and maintaining our executive compensation programs and guiding our corporate governance strategies. Mr. Harris served as Of Counsel at Apogent Technologies, Inc. from December 2000 through 2003, and as Vice President, General Counsel and Secretary from 1988 to 2000, when the company was named Sybron International.

Board Experience

Since 2002, Mr. Harris has been involved as an investor in, and a director of, early stage companies. Mr. Harris served on the Board of Sybron Dental Specialties from April 2005 until it was acquired by Danaher Corporation in 2006. Mr. Harris served on the Board of Playtex Products, Inc. from 2001 until Energizer Holdings acquired it in October 2007. Mr. Harris was director of Prodesse, Inc., an early stage biotechnology company, from 2002 until 2009, when Gen-Probe Incorporated acquired it. Mr. Harris also served as director of Apogent Technologies, Inc. from 2000 to 2004, when it was acquired by Fisher Scientific International, Inc. From 2008 until 2018, he served as a director of Guy & O’Neill, Inc. He currently serves on the Board of Brookfield Academy, a non-profit entity, and is Chairman of the Board and a co-founder of BrightStar Wisconsin Foundation, Inc., a non-profit economic development corporation. Additionally, Mr. Harris is a director of Okanjo Partners, Inc., an early stage technology company.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	11

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Michael M.E. Johns, M.D.

Director Since 2008 Age: 78 Corporate Governance and Compliance Committee Compensation Committee	Board Leadership
Strategy
C-Suite Leadership
Healthcare Industry

Professor, Emory University School of Medicine

Experience and Qualifications

The Board has concluded that Dr. Johns is qualified to serve on the Board because he has extensive “C-suite” healthcare leadership experience and is a recognized healthcare thought leader. This expertise is valuable in shaping our strategy to deliver innovative and expanded service offerings as a healthcare workforce solutions company. Dr. Johns is a Professor in the School of Medicine at Emory University, where he also served as Chancellor from October 2007 through August 2012. Dr. Johns served as Interim Executive Vice President of Health Affairs for Emory University and as Interim Chairman and CEO of Emory Healthcare from September 1, 2015 through January 31, 2016. He served as the Interim Executive Vice President for Medical Affairs and Interim Chief Executive Officer of the University of Michigan Health System from June 2014 through March 2015. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. From 1990 to 1996, Dr. Johns was Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. From 1990 to 1996, Dr. Johns was Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is a member of The National Academy of Medicine of the National Academy of Science.

Board Experience

Dr. Johns serves on the Board of Directors of Intelligent Fingerprinting, a privately held company, as well as several philanthropic entities. He is also a member of the Board of Regents of the Uniformed Services University for the Health Sciences, University of Michigan Medical Center and Vanderbilt University Medical Center. Dr. Johns served on the Board of the Genuine Parts Company from 2000 until April 2015, and at various times during his tenure, was a member of its Compensation, Governance and Nominating Committee and its Audit Committee. He also served on the Board and the Compensation Committee of Johnson & Johnson from 2005 to 2014 and served as a member of the Board of West Health Institute, a non-profit medical research organization. From 1996 to 2007, Dr. Johns served as Chairman of the Board of Directors of Emory Healthcare.

12	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Daphne E. Jones

Director Since 2018 Age: 61 Audit Committee Compensation Committee	Digital / Technology
Healthcare Industry
C-Suite Leadership
Strategy

Former Senior Vice President – Digital/Future of Work GE Healthcare

Experience and Qualifications

The Board has concluded that Ms. Jones is qualified to serve on the Board because she brings considerable information technology, global digital technology use, data management and privacy experience as a seasoned “C-suite” executive with extensive experience in multinational corporations. Ms. Jones’ digital use and technology expertise and experience will be critical to our successful execution of our digital strategies. Ms. Jones served as the Senior Vice President - Digital/Future of Work for GE Healthcare, the healthcare business of GE, from May 2017 to October 2017 and prior to that she served as the Senior Vice President - Chief Information Officer for GE Healthcare Diagnostic Imaging and Services since August 2014. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies, from October 2009 through June 2014. Previously she served as Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM.

Board Experience

Ms. Jones serves on the board of Masonite International Corp, where she is a member of the Audit Committee. She also serves on the board of directors for Barnes Group Inc. and Destiny Transformations Group, LLC. Ms. Jones previously served on the board of the Thurgood Marshall College Fund, a not-for-profit organization and the nation’s largest organization exclusively representing the Black College Community.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	13

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Martha H. Marsh

Director Since 2010 Age: 71 Compensation Committee Chair	Board Leadership
Strategy
C-Suite Leadership
Healthcare Industry

Former President and CEO, Stanford Hospital and Clinics

Experience and Qualifications

The Board has concluded that Ms. Marsh is qualified to serve on the Board because she has extensive “C-suite” leadership and expertise in the healthcare industry. Ms. Marsh’s experience and understanding of the challenges and opportunities of large healthcare facilities are immensely useful in directing our strategy to innovate and provide enhanced and expanded workforce solutions service offerings to meet our clients’ evolving needs. Ms. Marsh served as President and CEO of Stanford Hospital and Clinics for eight years, from April 2002 until her retirement in August 2010. Previously, Ms. Marsh served as the CEO of UC Davis Medical Center and the Chief Operating Officer of the UC Davis Health System from 1999 to 2002. Prior to that time, she served as the Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System, and before that as President and CEO of Matthew Thornton Health Plan in Nashua, New Hampshire.

Board Experience

From 2012 through 2019, Ms. Marsh served as a director of Owens & Minor, Inc. as the Chairperson of the Governance and Nominating Committee and also served on its Compensation and Benefits Committee. Since October 2015, she has served as a director of Edwards Lifesciences Corporation and is a member of its Compensation and Governance Committee. She also serves on the Board and the Compensation Committee of Teichert, a privately-held company. Prior to Thoratec Corporation’s acquisition by St. Jude Medical in 2015, she had served on Thoratec’s Board. Ms. Marsh is a past Chair of the Board of Trustees for the California Hospital Association and the California Association of Hospitals and Health Systems and a former director of Ascension Healthcare Network, a privately-held company.

14	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 1: ELECTION OF OUR DIRECTORS

Susan R. Salka

Director Since 2003 Age: 55 Executive Committee	Healthcare Industry
Board Leadership
C-Suite Leadership
Mergers & Acquisitions
Corporate Governance
Finance

Chief Executive Officer AMN Healthcare Services, Inc.

Experience and Qualifications

Ms. Salka has served as our President since May 2003 and our CEO since May 2005. The Board has concluded that Ms. Salka is qualified to serve on the Board because she has nearly three decades of healthcare services industry experience, including 30 years of experience with us in various roles, including Chief Financial Officer and Chief Operating Officer. During her service to the Company, she has helped grow our business both organically and through acquisitions into the national industry leader we are today. Prior to joining us, Ms. Salka worked at BioVest Partners, a venture capital firm, and at Hybritech, a subsidiary of Eli Lilly & Co., which Beckman Coulter later acquired.

Board Experience

Ms. Salka is recognized as a leader in corporate governance and currently serves as a director of McKesson Corp., including as Chairperson of its Corporate Governance Committee and as a member of its Compensation Committee. Ms. Salka served on the Board and the Audit Committee of Beckman Coulter from 2007 until 2011, when Danaher Corporation acquired it. Additionally, she served on the Board of Playtex Products, Inc. from 2001 until Energizer Holdings acquired it in October 2007.

Diversity, Equality and Inclusion

Under Ms. Salka’s leadership, AMN has become the largest and most diversified total talent solutions company in healthcare. Ms. Salka is passionate about corporate social responsibility, diversity, inclusion, and equality. She participates in many of the company’s community initiatives, including the annual medical and community development trip to Guatemala. As one of the top 25 New York Stock Exchange (“NYSE”) female CEOs, she is also an advocate for promoting women in leadership and the boardroom. AMN is part of the Bloomberg Gender Equality Index and Human Rights Campaign Foundation Corporate Equality Index. Ms. Salka serves on the Executive Committee of the Healthcare Leadership Council, a coalition of CEOs from the nation’s top healthcare companies dedicated to improving healthcare delivery and accessibility by working with each other and legislators.

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PROPOSAL 1: ELECTION OF OUR DIRECTORS

Douglas D. Wheat

Director Since 1999 Age: 69 Board Chair Executive Committee	Healthcare Industry
Legal
Mergers & Acquisitions
Board Leadership / Governance
Corporate Finance

Managing Partner Wheat Investments, LLC

Experience and Qualifications

The Board has concluded that Mr. Wheat is qualified to serve on the Board because he possesses significant healthcare staffing industry knowledge as well as extensive expertise in corporate finance and mergers and acquisitions. Such knowledge and expertise are critical to the successful design and implementation of our growth strategy. He is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2015, Mr. Wheat was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners. Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group Donaldson, Lufkin & Jenrette specializing in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat received both his J.D. and B.S. degrees from the University of Kansas.

Board Experience

Mr. Wheat is the Chairman of the Board of Overseas Shipholding Group and the Chairman of the Board of International Seaways, Inc. He previously served as Vice Chairman of Dex Media, Inc. and as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the Board of Directors of several other companies, including, among others: (1) Playtex Products (of which he also served as Chairman), (2) Dr. Pepper/Seven-Up Companies, Inc., (3) Dr. Pepper Bottling of the Southwest, Inc., (4) Walls Industries, Inc., (5) Alliance Imaging, Inc., (6) Thermadyne Industries, Inc., (7) Sybron International Corporation, (8) Nebraska Book Corporation, (9) ALC Communications Corporation, (10) Mother’s Cookies, Inc., and (11) Stella Cheese Company.

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CORPORATE GOVERNANCE

Overview of Our Corporate Governance Program

Our Board and executive leaders believe that strong and effective corporate governance is essential to our success. A cornerstone of our corporate governance program is providing transparent disclosure to our stakeholders on an ongoing and consistent basis. Our approach integrates all components of effective governance, including a strong ethical culture, a comprehensive enterprise risk management program, a formal shareholder engagement program, sound financial, regulatory and legal compliance functions and corporate social responsibility. Our holistic strategy focuses on delivering long-term shareholder value and has been recognized for the highest standards of governance. AMN aligns with the Investor Stewardship Group’s (“ISG”) Corporate Governance Framework for U.S. Listed Companies. Below is an illustration how certain of our governance practices directly support each of the ISG principles.

ISG Principle	AMN’s Practice

Boards are accountable to shareholders.

•   We provide proxy access to our shareholders with features that are consistent with market practices and that incorporated shareholder input.

•   Our directors stand for election annually, with a majority voting standard in uncontested director elections. Directors that do not receive majority support must tender their resignation for consideration by the Board.

Shareholders should be entitled to voting rights in proportion to their economic interest.	• We have one class of common stock, with each share carrying equal voting rights. We believe in a “one share, one-vote” standard. • We do not have a “poison pill.”

Boards should be responsive to shareholders and be proactive in order to understand their perspectives.

•   Our robust shareholder outreach program allows us to solicit ongoing feedback from our shareholders on corporate governance matters most important to them.

•   The Board regularly considers and acts upon feedback received from our shareholders. A detailed discussion of the specific actions that the Board has taken in 2019 in response to shareholder feedback is located in the “Our Annual Shareholder Outreach Summary” section below.

Boards should have a strong, independent leadership structure.

•   We have a strong, independent Board Chairman and independent committee chairs with clearly defined responsibilities.

•   Our Board regularly reviews its leadership structure and composition at least annually and discusses its appropriateness in this proxy statement.

•   Key Board committees are completely independent and include: Corporate Governance and Compliance; Audit; and Compensation.

Boards should adopt structures and practices that enhance their effectiveness.

•   88% of our director nominees are independent.

•   Our directors reflect a diverse set of experiences and skills that are relevant to our long-term business strategy and our refreshment strategy is continuously evaluated.

•   50% of our director nominees are diverse from gender, race or ethnicity standpoint.

•   Annual Board and committee-level assessments are conducted with bi-annual individual director interviews to ensure effectiveness.

•   Our Board has committed that it will maintain an average tenure for independent board directors of less than ten years.

•   Our Board has access to management and outside consultants to ensure effectiveness.

Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•   Target compensation mix is not overly weighted toward annual incentive awards and balances cash and long-term equity awards in accordance with certain financial and non-financial metrics that align with our short and long-term strategic goals.

•   Our executive severance agreements and equity awards contain “double trigger” mechanics beginning in 2019.

•   We have stock ownership requirements for our named executive officers that require ownership of unrestricted shares.

•   Our executive compensation programs are aligned with shareholder returns and promote of a values-based culture.

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Our Annual Shareholder Outreach Summary

We understand that we must earn and maintain our shareholders’ continued support by adhering to the highest standards of corporate governance and social responsibility. To this end, five years ago, we initiated a formal shareholder corporate governance outreach program to supplement our financial-related outreach and gain further insight into the views of our shareholders. Our engagement efforts have evolved into a robust program where we take a customized approach to each shareholder. We believe this facilitates more meaningful and ongoing dialogue on relevant topics that allow us to build stronger shareholder relationships and a more successful company.

With a formal outreach strategy and clear objectives in place, we sent letters to our top shareholders in 2019 representing approximately 64% of our outstanding Common Stock. We look forward to the opportunity to connect with our shareholders and find these engagements to be enlightening and productive. Each shareholder we met with expressed appreciation for our proactive interest in their views, and we certainly appreciated their time and insight. Collectively, our discussions focused on the following topics:

Human Capital Strategy & Risk Management

Board Refreshment	Social & Governance Issues

Diversity, Equality & Inclusion	Gender Pay Equality

Although each shareholder’s particular focus can differ, AMN’s mission, long-term strategy, pay for performance approach to executive compensation and emphasis on corporate governance and social responsibility were well received. One of the focuses of our engagement with a large shareholder is tackling gender pay equality in the U.S. healthcare system, and we look forward to continuing our engagement on this important issue. Further information surrounding our shareholder engagement program is formalized in our Corporate Governance Guidelines, which we refer to as our Governance Guidelines, and post on our Company website at www.amnhealthcare.investorroom.com/governance-guidelines.

The following chart summarizes some of the specific actions our Board has taken in recent years in response to feedback received from shareholders. In February 2019, our Board committed to maintain an average tenure for independent directors of less than ten years, commencing in 2020. Additionally, in response to shareholder feedback on board refreshment and in an effort to continue to diversify our Board’s collective composition to most effectively support the Company’s long-term strategic objectives, our Governance and Compliance Committee reviewed its Board composition evaluation and director candidate nomination process, which has resulted in the appointments of Ms. Daphne Jones and Ms. Teri Fontenot to the Board in 2018 and 2019, respectfully. The Board’s composition evaluation and director nomination processes are described in the “Board Composition Evaluation and Director Nomination Processes” section located on page 6 above.

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Response to Shareholder Feedback

Corporate Social Responsibility

●  A new Company corporate social responsibility webpage;

●  New disclosures in our proxy statement to highlight our commitment to Corporate Social Responsibility; and

●  Expanded approach to GRI reporting and changed the publication of our CSR report from a bi-annual to an annual basis to align with the release of our Proxy Statement and Annual Report.

Board Composition and Refreshment

●  Appointed Ms. Daphne Jones and Ms. Teri Fontenot to the Board;

●  Committed to maintain an aggregate board tenure for independent directors with an average tenure of less than ten years; and

●  Incorporated individual interviews into the director evaluation process on a bi-annual basis for increased accountability.

Human Capital Management Strategy	● Implemented company-wide retention and investment initiatives; and ● Established a formal Diversity, Equality & Inclusion philosophy and multifaceted program.

Executive Compensation	● Instituted “double trigger” mechanics for newly granted equity awards

Diversity, Equality & Inclusion

●  Revised Governance Guidelines to affirm our commitment to a diverse Board;

●  Doubled diversity vendor spend in 2019 and published white papers and surveys that highlight diversity issues; and

●  Expanded diversity sourcing, candidate metrics, unconscious bias training, and employee resource groups across the enterprise.

Pay Equality

●  Revised the Company’s Executive Compensation Philosophy to clearly articulate our commitment to human capital management and equal pay principles; and

●  Implemented a process to ensure pay equality without regard to legal classification across our organization.

Our Human Capital Management Strategy

An essential element of our approach to effective corporate governance and social responsibility is our Human Capital Management Strategy. Our team members are critical assets that we must continually invest in and strategically manage to maximize their long-term value and potential. With this objective in mind, we identify and monitor a variety of risks and opportunities that are central to our long-term strategic objectives, such as, among others, our diversity, equality and inclusion program, team member engagement and professional development, and employee health and safety to ensure we are delivering on our commitment to promote a values-based culture that is centered around business ethics and professional integrity. Our Board and executive management team is committed to fostering a strong ethical corporate culture and expect all team members to fulfill their responsibilities in accordance with the highest standards of professional and personal conduct.

Some refreshment actions that we have taken to uphold this commitment to further develop our Human Capital Management Strategy are listed below.

•

Refreshed our Code of Conduct and Ethics (“Code of Conduct”) that is based on the Company’s core values of respect, trust, passion, innovation, customer focus and continuous improvement and contains examples and questions that help our team members put our core values into practice.

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CORPORATE GOVERNANCE

•

Conducted an new type of annual engagement survey of our team members and shared the results of this survey with the Board to ensure we are delivering on the AMN Difference, which includes our core values, leader and coworker quality, collegial work environment, development and career opportunities.

•

Evolved our formal Diversity, Equality and Inclusion Philosophy focusing on our efforts on the workplace, workforce and marketplace and reflected on the Company’s website at www.amnhealthcare.com/diversity-equality-inclusion.

•	Adopted a Human Rights Policy and a Vendor Code of Conduct that is incorporated into our Code of Conduct.

•	Launched a Corporate Social and Responsibility webpage that illustrates information and resources applicable to our strategy and the social objectives that we strive to achieve.

•

Consistently evaluate and amend the Governance Guidelines to reflect corporate governance and human capital management best practices. The Governance Guidelines function as a critical component to the overall framework for the governance of our Human Capital Strategy.

As discussed above, our Board and its committees regularly and carefully review these and other key governance documents to ensure they contain what we believe to be best practices the best practices and policies in support of our objectives and the values based culture we strive to promote. We publish these documents, among others, under the “Corporate Governance” section of the “Investors Relations” page on the Company’s website at www.amnhealthcare.com. We also make these materials available in print to any shareholder upon request. Our Board closely monitors corporate governance developments and modifies the Governance Guidelines, Executive Compensation Philosophy, the Code of Conduct and our Code of Ethics for Senior Financial Officers regularly.

Our Corporate Social Responsibility Program

Corporate social responsibility (“CSR”) represents our commitment to economic and social progress by creating a positive impact on the health and development of our team members, healthcare providers, local and global communities, and stakeholders at large while advancing the quality of our company through engagement in the world around us. CSR is fundamental to AMN’s aspiration to be the most trusted and utilized total talent solution partner for healthcare organizations in the country. Accordingly, we recognize that certain environmental, social and governance (“ESG”) issues can have real financial impacts over the long-term. This is why we are proactively working to better understand, manage and report more robustly and transparently on the ESG risks and opportunities that are relevant to our business and the industries we serve.

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For sustainability disclosure purposes, we have primarily leveraged the standards issued by the Global Reporting Initiative (“GRI”) because it provides a comprehensive framework that allows us to present all facets of our CSR program. We publish updates in our CSR report on an annual basis and took an opportunity last year to expand our reporting under the GRI framework in an effort to increase transparency surrounding our impact on our stakeholders and the world around us. Accordingly, we are excited to release our 2019 CSR report in March 2020. It will be available to view or download on AMN’s new CSR webpage we recently launched on the company’s website at www.amnhealthcare.com/corporate-social-responsibility.Below is an illustration of AMN’s holistic CSR ecosystem, its key components and the stakeholders we serve.

Our dedication to build an industry-leading CSR program is further demonstrated by our high ESG ratings and our commitment to the United Nations Sustainable Development Goals (“SDGs”). In 2019, we achieved an “AA” ESG rating from MSCI ESG Research, which places us in the top 12% of companies within the health care provider and services industry. Under ISS’ ESG QualityScore, our Governance rating is “1” on a 1-10 scale, with 1 being the highest score, a rating of “2” for the Social category and a “3” rating for Environment. We are supportive of the objectives of the SDGs and actively engage with shareholders on those relevant to our business and industry, such as (1) good health and well-being, (2) gender equality, and (3) decent work and economic growth.

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CORPORATE GOVERNANCE

To further demonstrate our commitment to continuously improve our disclosures surrounding sustainability, we want to acknowledge that we are listening to our shareholders requests by making progress towards more robust reporting that aligns with the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-related Financial Disclosures. Below we have reflected our industry specific disclosure topics that SASB has identified as most likely to impact the operating performance or financial condition of the typical company in the Professional and Commercial Services Industry as well as the initiatives or recognition we have received for our efforts to manage these opportunities.

Our Board’s Role in Risk Oversight

The Board as a whole is responsible for overseeing our risk exposure as part of determining a business strategy that generates long-term shareholder value. The Board shapes our enterprise-wide risk capacity, appetite and tolerance levels that provide the foundation for our overall business strategy and direction, and believes that overseeing processes for assessing and managing the various risks we face is one of its most important responsibilities to our stakeholders.

Purposeful and appropriate risk-taking in certain areas is important for us to be competitive and to achieve our long-term goals. Our enterprise risk governance framework reflects a collaborative process whereby the Board, executive management and other team members apply a consistent, rigorous approach to our strategic planning and operational decisions across the Company that is designed to balance the opportunities and threats to our business and consider the steps we are willing to take to capitalize on any business opportunities while mitigating against the key risks. The Board believes that oversight of risk management is a vital element of its responsibility. As a result, it meets with executive management at regular Board meetings and, if necessary, at other times to discuss the strategy and success in addressing our identified key risks.

As part of our annual strategic planning process, we maintain an Enterprise Risk Management Committee that assists the Board in identifying key risks. We typically focus on five to seven risks annually, which may relate to, among other things, business operations, competitive landscape, engagement and retention of quality healthcare professionals, talent management, technology systems, security and innovation. The Enterprise Risk Management

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Committee also assists the Board in determining our risk tolerance in light of our (1) existing risk capacity, (2) appetite, if any, to take on additional risk or lessen our risk, (3) risk velocity and (4) mitigation factors. The Board’s determination of our key risks and our tolerance for each ultimately influence how we operate our business, including how we marshal our resources and make strategic and operational decisions.

To ensure that the Company operates within its risk appetite, executive management and other leaders establish and support a culture of integrity, ethical behavior and risk awareness for our team members. We also have designed and maintain internal processes and an internal control environment that further facilitates the identification and management of risks.

In addition to the foregoing, each of the Board’s standing committees’ responsibilities are designed to focus attention on risk areas implicated by its area of expertise, and each committee reports regularly to the Board on its identification and assessment of such risks. All committees play significant roles in carrying out the risk oversight function that typically focus in their areas of expertise. Below is an illustration of which committees, or the full Board, are responsible for overseeing the Company’s key risks identified by the Board.

AUDIT COMMITTEE RISK OVERSIGHT

The Audit Committee assists the Board in fulfilling its oversight responsibilities of our compliance with financial ethical requirements and certain other financially-related rules and regulations, as well as our processes to manage our business, financial, technology security and enterprise risk. In performing these functions, the Audit Committee meets periodically with the independent auditor, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities.

Among other things, the Audit Committee’s responsibilities include:

•	Overseeing the work of our independent auditors,

•

Reviewing and discussing with management significant technology strategic initiatives, operations and risks, including, business continuity planning, project performance, technical operations performance, major technology architecture decisions, internal IT controls and related regulatory risks, significant technology investments and trends in technology that may affect the Company’s strategic plans,

•	Reviewing and discussing with management key technology strategic initiatives and risks, including information security and cybersecurity incidents and any related disclosure obligations,

•

Reviewing and discussing with management the Company’s processes to manage major financial risk exposures to the Company and the steps management has or plans to take to monitor, control and manage such exposures, including our risk assessment and risk management guidelines and policies,

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CORPORATE GOVERNANCE

•

Approving procedures for receiving complaints regarding accounting, internal accounting controls or auditing matters, and reviewing evidence of material violations of securities laws, breaches of fiduciary duty related to financial reporting and other financially-related disclosures,

•

Reviewing and discussing with management, our chief internal auditor, independent auditors or in-house counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant effect on our financial statements, and

•	Reviewing the results of significant financial or accounting investigations, examinations or reviews performed by regulatory authorities and management’s responses.

In 2019, the Audit Committee did not identify any significant deficiencies or material weaknesses in the Company’s internal controls. In addition, the Audit Committee determined that our processes to manage our enterprise, business and financial risks are effective and comply with applicable legal and ethical requirements as well as our internal policies and procedures.

COMPENSATION COMMITTEE OVERSIGHT

The Compensation Committee is responsible for analyzing the risks associated with our compensation and human capital management practices. Among other things, the Compensation Committee’s responsibilities include:

•

Establishing the Company’s executive compensation philosophy and principles to ensure they (i) reflect the Company’s commitment to equal pay principles and its values-based culture, (ii) are designed and operating effectively to appropriately attract, incent and retain talent, and (iii) align with long-term shareholder interests;

•

Reviewing on an annual basis the corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation,

•	Reviewing and make recommendations to the Board on an annual basis with respect to the compensation of all of the Company’s executive officers,

•	Setting the composition of the group of peer companies used for comparison of executive compensation,

•	Overseeing the design and management of the various long-term incentive compensation, equity, savings, health and welfare plans that cover our employees,

•	Reviewing, and recommending to the Board, the compensation for our non-employee directors; and

•	Overseeing the Company’s human capital management program strategy, including its talent recruitment, retention and engagement and inclusion initiatives.

Risk Related to Executive Compensation

The Compensation Committee designs our incentive compensation to reward officers and other key employees for committing to and delivering on financial goals that we believe are challenging, yet (i) reasonably achievable, (ii) require revenue and profitability performance to reach the target level, and (iii) require significant revenue and profitability growth to reach the maximum level. The financial performance required to reach the maximum level of compensation is developed within the context of budget planning and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial and operating stability.

The Compensation Committee believes the use of a long-term incentive award program with targets that span a three-year performance period balances risk and reward by discouraging excessive risk that could threaten our long-term value, but at the same time encourages innovation to build our value in the short- and long-term. The Compensation Committee also reviews our program for design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as: (A) too much focus on equity, (B) compensation mix overly weighted toward short-term results, (C) highly leveraged payout curves and steep payout cliffs at specific performance levels that could encourage short-term actions to meet payout thresholds, and (D) unreasonable goals or thresholds. After its consideration of the foregoing factors, the Compensation Committee has determined that our compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on us.

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CORPORATE GOVERNANCE AND COMPLIANCE COMMITTEE OVERSIGHT

The Governance and Compliance Committee considers the risks associated with our corporate governance practices, leadership succession process, ethics and compliance programs, including our healthcare, clinical and employment regulatory compliance practices, and quality programs. Among other things, the Governance and Compliance Committee’s responsibilities include:

•	Overseeing matters of corporate governance, including preparing and recommending to the Board the Governance Guidelines,

•	Overseeing director succession practices, including identifying potential director candidates for the Board and recommending director nominees to the Board for approval,

•	Reviewing our leadership succession programs and processes and our CEO succession plans,

•

Reviewing the organization, implementation and effectiveness of the Company’s non-financial compliance and quality programs, including the Company’s employment, healthcare and clinical compliance practices and risk oversight of the credentialing of candidates to ensure that the Company is placing qualified healthcare professionals,

•

Reviewing any significant events investigated under our compliance and ethics programs and the Company’s Code of Conduct (other than financial matters or misconduct that are reviewed by the Audit Committee), and

•	Overseeing the Company’s shareholder outreach program relating to corporate governance matters.

The Governance and Compliance Committee reviews the Company’s practices and approach with respect to corporate governance and regulatory compliance to ensure that its corporate governance and compliance structures provide a foundation for achieving long-term shareholder value. This responsibility goes hand in hand with its oversight of the Company’s leadership succession process to not expose the Company to leadership gaps and the consequences flowing from such gaps.

The Governance and Compliance Committee also reviews and discusses with our management relevant quality metrics, performance improvement, compliance with certification standards and related laws and regulations as well as our enterprise risk management processes relating to the quality of our services and compliance with regulatory requirements. The Governance and Compliance Committee believes the Company’s sound corporate governance practices, ethics and compliance infrastructure, comprehensive leadership success program and extensive quality programs are designed to shield the Company from risk that is reasonably likely to have a material adverse effect on us.

Director Independence

The Board has adopted categorical standards for director independence, which we set forth in the Governance Guidelines and make available on our website. Under these standards, a director will not be considered independent if:

(1)	the director does not qualify as independent under Rule 303A.02(b) of the NYSE Listed Company Manual,

(2)	the director or an immediate family member is a partner of, or of counsel to, a law firm that performs substantial legal services for us on a regular basis, or

(3)

the director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for us on a regular basis for which it receives compensation.

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CORPORATE GOVERNANCE

The Board does not consider the following relationships to be material relationships that would impair a director’s independence:

(1)

the director or an immediate family member is an executive officer of another company that does business with us and the annual sales to, or purchases from, us are less than 1% of the annual revenues of the company for which he or she serves as an executive officer,

(2)

the director or an immediate family member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer and such indebtedness is not past due, or

(3)

the director or an immediate family member serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of its total annual charitable receipts.

The Board has determined that director nominees Mark G. Foletta, Teri G. Fontenot, R. Jeffrey Harris, Dr. Michael M.E. Johns, Martha H. Marsh, Daphne E. Jones and Douglas D. Wheat all meet our categorical standards for director independence and the applicable rules and regulations of the NYSE and federal securities laws regarding director independence. Our CEO is the only member of our Board who the Board has not deemed independent.

When making director independence determinations, the Board considered a business relationship between LHC Group, Inc., of which Ms. Fontenot is an independent director, and the Company. We discuss this relationship in more detail in the “Certain Transactions” section below. The Board considered the nature of this relationship, the annual amount of payments we receive from LHC Group, the fact that the nature of this relationship resulted solely from Ms. Fontenot’s role as an independent director of LHC Group, Inc., and determined that the relationship did not preclude the Board from making an independence determination for Ms. Fontenot and that the relationship fell within our standards of independence.

Board Leadership Structure

We separate the roles of Chairman of the Board and the Chief Executive Officer. Our CEO, Ms. Salka, is responsible for working with the Board in setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board, Mr. Wheat, leads the Board in overseeing our strategy, provides guidance to our CEO and presides over meetings of the Board. At this time the Board believes that having separate roles:

(1)	increases the independent oversight of the Company and enhances the Board’s objective evaluation of our CEO,

(2)	provides our CEO with an experienced sounding board in the Chairman, and

(3)	provides an independent spokesperson for the Company.

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Policies and Procedures Governing Conflicts of Interest and Related Party Transactions

The Governance Guidelines, our Code of Conduct and the Company’s Related Party Transactions Policy adopted by the Board in December 2019 collectively establish the Company’s procedures related to conflicts of interest and related party transactions.

Under these policies, directors and executive officers must promptly notify the Company’s Chief Legal Officer of any potential “related party transaction” that the Company would be required to disclose publicly under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934. Potential related party transactions involving the Chief Legal Officer must be disclosed to the CEO. If the Chief Legal Officer or CEO, as the case may be, determines that a potential related party transaction would be an actual related party transaction, if consummated, such matter must be referred to the Governance and Compliance Committee for review and approval. The Committee may approve the transaction if it determines that consummation of the transaction is in the best interests of the Company’s shareholders.

Further, our policies require our directors and executive officers to avoid any action, position or interest that conflicts with an interest of the Company or gives the appearance of a conflict. Any potential conflict of interest involving our directors or executive officers must be reported in advance to the Chief Legal Officer, with potential conflicts of interest involving the Chief Legal Officer having to be reported in advance to the CEO. If the Chief Legal Officer or CEO, as the case may be, determines that an actual conflict of interest may exist, then the matter must be referred to the Governance and Compliance Committee for review. If the Governance and Compliance Committee determines that an actual conflict exists, the Company is required to implement guidelines and procedures necessary to remove the conflict.

Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Chief Legal Officer. If our Chief Legal Officer determines that an actual conflict exists, then the Chief Legal Officer decides what steps should be taken to remove the conflict.

Certain Transactions

In December 2019, the Governance and Compliance Committee evaluated a potential transaction involving the Company and Randstad North America pursuant to which the Company and Randstad North America would agree to jointly pursue and service third parties’ contingent staffing needs. The Governance and Compliance Committee evaluated this transaction as a potential “related party transaction” under Item 404 of Regulation S-K because Ms. Rebecca Henderson holds the position of CEO of Randstad Global Businesses and Ms. Henderson is the spouse of the Company’s President of Professional Services and Staffing, Mr. Ralph Henderson, who is an executive officer. While the nature of the transaction does not currently contemplate any direct payments between the parties in excess of $120,000, the Governance and Compliance Committee believed the transaction will likely benefit each of the Company and Randstad in excess of this amount and evaluated the transaction under the Company’s Related Party Transaction Policy. The Company understands that Ms. Henderson is not directly compensated on the basis of the financial performance of Randstad North America, which is a Randstad portfolio company for which she is not responsible.

After reviewing and considering the terms of this proposed transaction, the Governance and Compliance Committee determined that its consummation is in the best interests of the Company’s shareholders, and it is being negotiated on an arm’s-length basis between the parties. The Governance and Compliance Committee also determined that, based on its review of the processes and guidelines in place to limit Mr. Henderson’s involvement in the proposed transaction, consummation of the proposed transaction and the Company’s performance under the transaction does not constitute a conflict of interest involving Mr. Henderson. Subsequent to the review of this proposed transaction by the Governance and Compliance Committee, the parties entered into a definitive agreement on January 20, 2020 and are currently performing the terms of such agreement.

In determining whether directors are independent, the Board considered Ms. Fontenot’s role as an independent director at LHC Group, Inc. In 2019, we continued a commercial relationship with LHC Group that existed before

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CORPORATE GOVERNANCE

Ms. Fontenot joined the Board under which LHC Group provides home health contingent staffing services to the Company. The approximately $1.8 million in fees that we received from LHC Group in 2019 were negotiated on an arm’s-length basis and are well within the categorical independence standards that the Board has adopted. The relationship does not prevent Ms. Fontenot from qualifying as an independent director under the categorical independence standards, and the Board considers Ms. Fontenot to be an independent director.

Our Board’s Aggregate Tenure Policy

In February 2019, our Board adopted an aggregate board tenure policy that reflects its commitment to consistently evaluate the composition of our Board to ensure that it collectively possesses the necessary experience, skills, knowledge, and level of engagement necessary to serve the best interests of our shareholders. The terms of the following policy were developed in part based on insight and feedback we received directly from shareholders in connection with our ongoing corporate governance shareholder engagement efforts.

The Board believes that directors should not expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Governance and Compliance Committee considers the needs of the Company and the diversity of the Board as a whole, the director’s participation in and contributions to the activities of the Board, the results of the annual Board evaluation and past meeting attendance.

The Board does not believe in a specific limit for the overall length of time an independent director may serve. Directors who have served on the Board for an extended period can provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company’s history, policies, and objectives. The Board also believes that new directors will strengthen the diversity of the Board, provide fresh perspectives and provide value as the Company evolves. To achieve this balance, effective in 2020, the Board will maintain an average Board tenure for independent board directors of less than ten years.

Upon the conclusion of the Annual Meeting, the aggregate tenure for our Board’s independent directors will be slightly less than 9 years.

Board Meetings and Annual Meeting Attendance by Board Members

We expect each of our directors to attend each meeting of the Board and of the committees on which he or she serves. We also expect our directors to attend our annual meetings. Our Board has an excellent record of attendance and engagement. During 2019, the Board met six times, and took two actions by unanimous written consent. In 2019, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). All of our then-serving directors attended our 2019 Annual Meeting of Shareholders.

Committees of the Board

We have standing Audit, Corporate Governance and Compliance, Compensation, and Executive Committees. The Board committees are chaired by independent directors, each of whom report to the Board at meetings on the activities and decisions made by their respective committees. The Board makes committee assignments and designates committee chairs based on a director’s independence, knowledge and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at Board meetings.

In line with our value of continuous improvement, the directors conduct an evaluation of the performance of the Board and each of the committees on an annual basis. Additionally, on a bi-annual basis, the Governance and Compliance Chairman has individual conversations with the directors specifically regarding their board performance and board composition. We describe the current functions and members of each committee below. A more detailed description of the function, duties and responsibilities of the Audit, Governance and Compliance and Compensation Committees is included in each Committee’s charter and available in the link entitled “Corporate Governance” located within the “Investor Relations” tab of our website at www.amnhealthcare.com.

28	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

CORPORATE GOVERNANCE

The table below provides current committee memberships and fiscal year 2019 committee meeting information:

Director	Audit (1)	Compensation (2)	Governance & Compliance(3)	Executive
Mark G. Foletta	Chair
R. Jeffrey Harris			Chair	Member
Michael M.E. Johns, M.D.		Member	Member
Martha H. Marsh		Chair
Susan R. Salka				Member
Andrew M. Stern	Member		Member
Teri G. Fontenot	Member
Douglas D. Wheat				Chair
Daphne E. Jones	Member	Member
Committee Meetings and Actions by Written Consent
Total Committee Meetings	9	6	5	2
Actions by Written Consent	0	0	0	4
(1)

The Board has determined that all Audit Committee members (A) are financially literate, and (B) meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act, and Section 303A of the NYSE Listed Company Manual. The Board further determined that Mark G. Foletta and Teri G. Fontenot are each an “Audit Committee Financial Expert” as defined by SEC Rules and Regulations.

(2)	The Board has determined that all members of the Compensation Committee meet the standards for independence required by the NYSE.
(3)	The Board has determined that all members of the Governance and Compliance Committee meet the standards for independence required by the NYSE.

AUDIT COMMITTEE

Our Audit Committee Charter, which is reviewed annually, sets forth the duties of the Audit Committee. Generally, the Audit Committee is responsible for, among other things, overseeing our financial reporting process. In the course of performing its functions, the Audit Committee as provided by our Audit Committee Charter:

(1)	reviews our internal accounting controls and audited financial statements,

(2)	reviews with our independent registered public accounting firm the scope of its audit, its audit report and its recommendations,

(3)	considers the possible effect on the independence of such firm in approving non-audit services requested of it,

(4)	reviews disclosures made by our CEO and CFO in connection with the certification of our periodic reports,

(5)	reviews and discusses with management significant technology strategic initiatives, operations and risk,

(6)	reviews and discusses with management the Company’s process to manage our major enterprise risk exposures and the steps taken to monitor, control and manage such exposures, and

(7)	appoints our independent registered public accounting firm, subject to ratification by our shareholders.

CORPORATE GOVERNANCE AND COMPLIANCE COMMITTEE

Our Corporate Governance and Compliance Committee Charter sets forth the duties of the Governance and Compliance Committee. Generally, the Governance and Compliance Committee:

(1)	identifies and recommends qualified individuals with diverse backgrounds and experiences to become members of the Board,

(2)	periodically evaluates the Code of Conduct and the Governance Guidelines,

(3)	reviews the Board’s performance on an annual basis,

(4)

oversees all aspects of the Company’s ethics and compliance programs, including the Company’s healthcare and employment regulatory compliance and risk oversight with respect to the credentialing of candidates,

(5)	reviews and evaluates succession planning for the CEO and other members of our executive management team,

(6)	recommends potential successors to the CEO, oversees our shareholder engagement program as it relates to corporate governance issues and considers feedback provided by our shareholders, and

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	29

CORPORATE GOVERNANCE

(7)

reviews and discusses with our executive team relevant quality metrics, compliance with certification standards and related laws and regulations as well as our enterprise risk management process relating to the quality of our services.

With respect to director nominee procedures, the Governance and Compliance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, management or shareholders or it may choose to engage a search firm. A detailed discussion of our Board composition evaluation and director nomination process is described in the “Board Composition Evaluation and Director Nomination Processes“ section located on page 6 above.

In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Governance and Compliance Committee considers the qualifications set forth in our Governance Guidelines, including:

•	judgment, business and management experience,

•	leadership,

•	strategic planning,

•	reputation for honesty and integrity,

•	diversity, and

•	independence from management.

It also takes into account specific characteristics, skills and expertise that it believes will enhance the collective composition of the Board to most effectively support our long-term strategic objectives. The Governance and Compliance Committee may engage a third party to conduct or assist with the evaluation.

The Governance and Compliance Committee considers shareholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Bylaws. To have a nominee considered by the Governance and Compliance Committee for election at the 2021 Annual Meeting of Shareholders, a shareholder must submit the recommendation in writing to the attention of our Corporate Secretary at our corporate headquarters no later than January 22, 2021 and no sooner than December 23, 2020. Any such recommendation must include the information set forth on Exhibit A to this proxy statement (page A-1).

The Governance and Compliance Committee received no recommendations for a director nominee from any shareholder for the director election to be held at the Annual Meeting.

COMPENSATION COMMITTEE

The Compensation Committee Charter, last amended in April 2019 to more effectively delineate the Committee’s oversight of the Company’s human capital management and equal pay strategies, sets forth the Committee’s duties. Among other things, the Compensation Committee:

(1)	establishes the executive compensation philosophy for the Company,

(2)	designs executive compensation programs to attract, incent and retain executive talent,

(3)

reviews, and, when appropriate, administers and makes recommendations to the Board regarding (A) compensation of our CEO (including employment agreements or severance arrangements, if applicable, and executive supplemental benefits or perquisites, if any), all senior officers that report directly to our CEO and our directors and (B) our incentive compensation plans and equity-based plans,

(4)

prepares the Compensation Committee Report and oversees the preparation of our compensation disclosure and analysis required by the SEC to be included in our annual proxy statement and recommends their inclusion in the annual proxy statement to the Board,

(5)	recommends the proposals on “say-on-pay” and the frequency of the “say-on-pay” vote that are required by SEC rules,

(6)	reviews our incentive compensation arrangements generally to determine whether they encourage excessive risk-taking,

(7)	evaluates the performance of our CEO, and

(8)	oversees the Company’s human capital management strategy, including talent recruitment, retention and engagement and its diversity, equality and inclusion initiatives.

For further information about the responsibilities of the Compensation Committee, please see the Compensation Discussion and Analysis portion of this proxy statement below.

30	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, whose members are Ms. Marsh, Dr. Johns, and Ms. Jones consists exclusively of non-employee, independent directors, none of whom has a business relationship with us, other than in his or her capacity as director, or has any interlocking relationships with us that are subject to disclosure under the rules of the SEC related to proxy statements.

Compensation Committee Consultant Independence

The Compensation Committee retains an independent consultant to assist it in fulfilling its responsibilities. Since 2008, the Compensation Committee has utilized Frederic W. Cook & Co., Inc. as its compensation consultant. Our compensation consultant advises the Compensation Committee on a variety of topics, including, among others, our equity compensation program, the design of our cash incentive program, the evaluation of the alignment of our compensation program with our shareholders’ interests, the risks presented by our executive compensation program structure, the assessment of the program compared to our peers and director and executive compensation trends.

In retaining and utilizing Frederic W. Cook & Co., the Compensation Committee considers (1) our directors’ experience with its employees and representatives while serving on other boards, (2) knowledge and experience in executive compensation program design, corporate finance and legal and regulatory issues, (3) experience providing consultative services to boards, as well as its analysis of our existing program and proposal of key considerations in evaluating and strengthening our program and (4) factors affecting independence, including factors set forth by the NYSE for evaluating the independence of advisors. In connection with its consideration of Frederic W. Cook & Co.’s independence, the Compensation Committee factored in that Frederic W. Cook & Co. does provide consulting services to other companies that have a director who is also a director of ours, but it does not have any other relationship with or provide any other services to us. As a result of the Compensation Committee’s review of the factors affecting independence, it has determined that Frederic W. Cook & Co. is independent and has no conflicts of interest with us.

EXECUTIVE COMMITTEE

The Executive Committee exercises the power of the Board in the interval between meetings of the Board, including the approval of certain acquisitions within established parameters.

Executive Sessions of Non-Management Directors

The Board has executive sessions at each regularly scheduled Board meeting during the year, for which our management director, Ms. Salka, is not present.

Communications with the Board of Directors

The Board has established the following procedure for shareholders and other interested parties to communicate with members of the Board, the presiding director, or the independent directors as a group. All such communications should be addressed to the attention of our Corporate Secretary at our offices located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130. The Corporate Secretary collects and maintains a log of each such communication and forwards any that the Corporate Secretary believes requires immediate attention to the appropriate members of the Board, who then determine how such communication should be addressed.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	31

DIRECTOR COMPENSATION AND OWNERSHIP GUIDELINES

DIRECTOR COMPENSATION

AND OWNERSHIP GUIDELINES

Members of the Board, who are not employees of the Company (“Independent Directors”), receive compensation for their service in the form of cash and equity. Each form of compensation is evaluated by the Compensation Committee on an annual basis. The Compensation Committee believes director pay should be aligned with the long-term interests of shareholders, so it has historically given substantial weight to the equity component, which represented approximately 66% of our Independent Directors median total compensation in 2019. As part of their annual review process, the Compensation Committee evaluates a variety of sources and benchmarks the compensation we pay our Independent Director’s against our peer group and relevant market data. It also consults with an independent compensation consulting firm, Frederic W. Cook & Co., Inc., prior to issuing a recommendation to the Board, which it has historically done in April. Following this process provides the Compensation Committee with more visibility into director pay trends based on the most recently disclosed public filings of peer companies included in its analysis.

Director Cash Compensation

We pay our independent Directors an annual cash retainer. We do not pay any meeting fees to our directors. The Chairman of the Board, Committee Chairpersons and one Executive Committee member receive an additional annual retainer for their services. We also reimburse directors for out-of-pocket expenses incurred in connection with their service. Annual retainers are paid in four equal quarterly installments. The table on the right sets forth the current annual retainer schedule for our Independent Directors.

Position	Annual Retainer ($)
Independent Director	70,000
Chairperson of the Board	100,000
Chairperson of Audit Committee	30,000
Chairperson of Compensation Committee	15,000
Chairperson of Corporate Governance and Compliance Committee	10,000
Executive Committee Member	10,000

Director Equity Compensation

We typically grant full-value equity awards to non-management directors upon appointment or election to the Board, and annually thereafter during the director’s term. We anticipate that we will continue to grant annual equity awards to our independent non-management directors at some level for the foreseeable future. The aggregate grant date fair value, which we refer to as AGD Fair Value, of such equity awards is $140,000, which we believe aligns with the market for independent director compensation.

On April 17, 2019, each independent non-management director received an equity award of 2,907 restricted stock units, which we refer to as RSUs. The RSU awards issued to independent directors vest on the earlier of the one-year anniversary of the grant date or the 2020 annual meeting of shareholders, provided such director remains in service, and each director was given the option to defer receipt of the shares underlying the RSUs until his or her separation of service.

32	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

DIRECTOR COMPENSATION AND OWNERSHIP GUIDELINES

Director Compensation Table

The following table reflects compensation that our directors earned during fiscal year 2019. The table does not include Ms. Salka, who received no additional compensation for her service as a director.

Name	Fees Paid in Cash ($)	Fees Paid in Stock ($)(1)	Total ($)
Mark G. Foletta	100,000	140,001	240,001
R. Jeffrey Harris	77,500	140,001	217,501
Michael M.E. Johns, M.D.	72,500	140,001	212,501
Martha H. Marsh	85,000	140,001	225,001
Andrew M. Stern	70,000	140,001	210,001
Paul E. Weaver (2)	23,270	-	23,270
Douglas D. Wheat	170,000	140,001	310,001
Daphne E. Jones	70,000	140,001	210,001
Teri G. Fontenot	20,222	75,489	95,711
(1)

The amount set forth in this column represents the AGD Fair Value of the 2,907 RSUs granted to each director elected to the Board on the date of the Annual Meeting of Shareholders held on April 17, 2019, and, for Ms. Teri Fontenot, it reflects the pro-rated AGD Fair Value of the 1,356 RSUs awarded to her on the date of her appointment to the Board on September 16, 2019.

(2)	Mr. Weaver retired from the Board in April 2019.

Director Equity Ownership Requirement

Our Board believes that all directors should maintain a meaningful personal financial stake in the Company to further align their long-term interests with our shareholders. Accordingly, it is the Board’s desire that each non-management director will hold Common Stock and vested but unsettled RSUs of the Company equal to a value of at least five times the director’s annual cash retainer (i.e., $350,000). The Company does not take into account the value of unvested RSUs and vested or unvested stock appreciation rights (“SARs”) and options in determining whether a director meets our director equity ownership guidelines. As of December 31, 2019, all of our directors, with the exception of Ms. Jones and Ms. Fontenot, who were appointed to the Board in July 2018 and September 2019, respectfully, satisfy our director equity ownership guidelines.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	33

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

2019 PAY AND PERFORMANCE

In 2019, the Company furthered its long-term strategic objective to continue to diversify our portfolio of talent solutions. Through our acquisitions of Silversheet and b4health, we expanded our suite of technology solutions offered to clients as a total talent management and workforce solutions partner. Additionally, our acquisition of Advanced Medical allowed the Company to expand its footprint into schools and other nonacute settings, which are strategically significant to our long-term growth objectives as patient care continues to extend beyond the traditional hospital walls. The Compensation Committee is comfortable that the outcomes under the Company’s incentive compensation plans reasonably reflect the balance of short- and long-term performance and that management continues to take the necessary actions today to achieve the Company’s long-term strategic plan and deliver shareholder value.

Our total shareholder return performance restricted stock units paid out at the maximum of 175% of target, as management continued to deliver strong shareholder returns. Our cumulative total shareholder return, which we refer to as TSR, of 73.5% placed us in the 81st percentile of the Russell 2000 Index during the measurement period of January 1, 2017 through December 31, 2019.

The Compensation Committee has historically set stretch, but realistic, targets to achieve performance incentive payouts under its Senior Management Incentive Bonus Plan, which we refer to as the Bonus Plan. Thus, despite all of the strategic achievements that the Company delivered in 2019 and its strong TSR, the Company’s financial performance, excluding the financial impact of its largest 2019 acquisition, Advanced Medical, did not satisfy the levels necessary to achieve target payouts under our Bonus Plan or the adjusted EBITDA margin equity performance awards. The Company’s financial performance was negatively impacted by the disruption in our Locum Tenens segment from organization and technology changes in 2018 and a challenging nurse supply market. Our Bonus Plan performance measures and the adjusted EBITDA margin targets are described in more detail in the following Compensation Discussion and Analysis.

APPROVAL OF PERFORMANCE GOALS FOR 2020

Looking to 2020, in connection with the review of the long and short-term goals, the Compensation Committee established financial goals for performance-based compensation with thresholds, targets and maximums for Bonus Plan compensation. We set Bonus Plan targets based on our annual operating plan and intend that the achievement of our annual targets will contribute to achievement of our long-term strategy. The Compensation Committee determined there was a reasonable likelihood that our executives could achieve the goals and earn Bonus Plan compensation at the target performance level based on the Company’s 2020 annual operating plan, while at the same time encouraging stretch performance.

The Compensation Plan Committee has reviewed and discussed the Compensation Discussion and Analysis that follows with management, and has recommended to the Board that it be included in this proxy statement.

Compensation Committee Members
Martha H. Marsh
Daphne E. Jones
Michael M.E. Johns, M.D.

34	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis, which we refer to as the CD&A, provides a detailed description of the compensation objectives, philosophy, design, practices and programs for our named executive officers. The Compensation Committee takes great care in the development and refinement of a comprehensive package that reflects its oversight responsibility relating to attracting, retaining and incenting talent to lead our organization to achieve our strategic goals.

More specifically, this CD&A provides clear details related to each of the following aspects of the total rewards program for our named executive officers: (1) the objectives and philosophy, (2) the processes and criteria in place for proper oversight, (3) the design and components of our named executive officers’ total rewards program, and (4) how each component fits into our Compensation Committee’s overall objective to support the Company’s business strategy.

The Compensation Committee believes that our named executive officers are collectively a strong, valuable, experienced, talented and innovative team, with a passion for the Company, its core values and delivering sustainable returns for our shareholders. Our named executive officers for the 2019 fiscal year are listed below.

Name	Current Title
Susan R. Salka	Chief Executive Officer
Brian M. Scott	Chief Financial Officer, Chief Accounting Officer and Treasurer
Ralph S. Henderson	President, Professional Services and Staffing
Denise L. Jackson	Chief Legal Officer and Corporate Secretary

Executive Summary

Our pay-for-performance focused executive compensation program is designed to motivate our leaders to build long-term shareholder value. Among other things, the Compensation Committee premises our executive compensation on the following guiding principles:

•	support the attainment of our short- and long-term financial objectives in alignment with our business strategy;

•

attract, retain and motivate talented and innovative executives who will extend our leadership position as the driver of quality and innovation within our industry; align pay with performance, with variable pay constituting a significant portion of total compensation;

•	create commonality of interest between our executives and shareholders by tying realized compensation directly to increases in shareholder value; and

•	foster a culture of integrity, equality and ethics where team members are treated with respect and appreciation for their contributions.

To support AMN’s objectives, the Compensation Committee has designed a total rewards program for our named executive officers that includes the following primary features, which constitute the majority of our named executive officers total pay: (1) base salary; (2) annual bonuses; and (3) long-term incentive awards.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Below is a summary relating to our named executive officers’ total rewards compensation program.

What We Do
Executive Compensation Philosophy that expressly articulates our commitment to equal pay and fostering a culture of ethics.
Align Pay with Performance. In 2019, variable pay constituted 80% of our CEO’s total compensation and more than 68% for each of our other named executive officers.

Reward for Increases in Shareholder Value. We grant performance restricted stock units, which we refer to as PRSUs, based on absolute and relative total shareholder return over a three-year performance period to reward named executive officers for above-market stock performance (relative to the Russell 2000 Index). We refer to the awards that vest based on total shareholder return as TSR PRSUs.

Focus on Our Long-term Goals. We utilize PRSUs that vest three years from grant based on the Company’s achievement of certain long-term adjusted EBITDA growth and margin expansion objectives. We refer to these awards as our adjusted EBITDA margin PRSUs and adjusted EBITDA growth PRSUs, as the case may be. We also sometimes refer to adjusted EBITDA as AEBITDA.

Ownership Guidelines. We have meaningful stock ownership requirements for our named executive officers that require ownership of unrestricted shares.
Cap Incentive Awards. We cap annual bonus awards for our named executive officers under our Bonus Plan.

Incentives to Achieve Objective and Key Financial Metrics. 70% of our Bonus Plan target for each named executive officer is based on achieving annual revenue and adjusted EBITDA targets, two key financial metrics for the Company. The remaining 30% is based on objective non-financial criteria such as execution on key initiatives, leadership and demonstration of our values.

Independent Compensation Consultant. Our Compensation Committee utilizes the services of an independent and reputable compensation consultant, Frederic W. Cook, to provide pay recommendations.
Responsible Share Usage. We judiciously grant shares under the AMN Healthcare 2017 Equity Plan, which we refer to as the Equity Plan, and maintain a share usage rate that is below industry norms.

Appropriate Peer Group Selection. We regularly review our executive compensation peer group to ensure that our compensation program is properly aligned with the companies we compete for talent and business.

“Double-trigger” Change in Control Provisions. Our equity award agreements include “double-trigger” mechanics.

What We Don’t Do
No Risky Programs. We do not engage in compensation programs that create undue risk.
No Pledges or Hedges. We prohibit hedging and the pledging of, or hypothecating, or otherwise placing a lien on, any of common stock or other equity interests of the Company.

No New Tax Gross-ups. We have committed to not enter into new employment or other agreements with tax gross-ups for named executive officers. Ms. Salka’s employment agreement, which was entered into in 2005, contains a tax gross up.

No Options or SARs. We have not granted equity awards in the form of options or stock appreciation rights, which we refer to as SARs, since 2010.

36	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Financial, Operational and Stock Performance Highlights

A long-standing principle of our executive compensation program is linking pay to performance. Accordingly, when making compensation decisions, we analyze our financial, operational and stock performance and execution on strategic initiatives. The Company delivered revenue, profitability and share growth in 2019(1) and continued to make significant progress on our short- and long-term objectives and overall business strategy.

Some of our 2019 highlights include:

•

Our TSR ranked in the 81st percentile for the three-year period ended December 31, 2019 among companies comprising the Russell 2000 Index as of December 31, 2016 with a cumulative total shareholder return of 73.5%.

•	The price of our common stock increased 10% in 2019 to $62.31, the closing price on December 31, 2019.

•	Execution of our long-term strategic plan by consummating the following acquisitions:

•

In January 2019, we acquired Silversheet Inc., which we refer to as Silversheet, an all-in-one healthcare provider credentialing and privileging SaaS solution. We often hear from clients that the credentialing and privileging processes are some of their largest pain points, and we believe that our acquisition of Silversheet will help our clients solve some of the inefficiencies associated with these processes.

•

In June 2019, we acquired Advanced Medical Personnel Services, Inc., which we refer to as Advanced Medical. A key to achieving our long-term growth strategies is expanding our service footprint into nonacute settings. Our acquisition of Advanced Medical furthers this objective by expanding our offerings to include the placement of therapists and nurses in contract positions across multiple healthcare settings, including schools, clinics, skilled nursing facilities, home health and telehealth environments. Our acquisition of Advanced Medical also bolsters our clinician supply in a competitive labor market, which we has helped alleviate some of the supply challenges the Company has experienced in 2019.

•

In December 2019, we acquired b4health, LLC, which we refer to as b4health. b4health is an innovative technology company and leading provider of a web-based internal float pool management solution and vendor management system for healthcare facilities. Our acquisition of b4health further diversifies of our workforce solutions offerings by providing technology aimed at automating communication, time management, and scheduling for clients to increase their clinician fill rates. It also further differentiates our suite of total workforce solutions by offering float pool and independent contractor management capabilities.

We believe these acquisitions will allow us to continue to strengthen our position as the industry’s most trusted total talent solution partner by diversifying our offerings and expanding our footprint into nonacute care settings.

•	Increased our consolidated revenue year over year by approximately 4% from approximately $2.14 billion to approximately $2.22 billion.

•	Our Allied business was our best-performing staffing line in 2019, reaching $323 million in annual revenue, 29% higher than the previous year including 9% in year over year organic growth.

•

Revenue for our Other Workforce Solutions segment reached a record $477.5 million for 2019, with consolidated growth of 9% over 2018. Within this segment, we consolidated our interim leadership and permanent placement businesses into one Leadership and Search Solutions division. This move strengthened our go-to-market strategy and bolstered support of key brands in leadership and physician permanent placement.

•	Increased our consolidated adjusted EBITDA(2) year over year by approximately 3%, from $270.4 million to $277.6 million.

(1)

For more detail regarding our financial results, please see our 2019 annual report on Form 10-K filed by us with the SEC on February 24, 2020 and provided to you concurrently with this proxy statement. We provide the summary financial information in this proxy statement solely to help you in your evaluation and review of our CD&A. It should not be used as a substitute for a review of the detailed financial information in our 2019 annual report on Form 10-K.

(2)

For information on adjusted EBITDA, which means adjusted earnings before interest, taxes, depreciation and amortization, and a reconciliation of it to our 2019 net income, please see Exhibit B to this proxy statement (page B-1).

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

•

Capitalized on a favorable capital markets environment to make a private offering of $300 million of Senior Notes due 202 to provide for additional liquidity to pursue strategic acquisitions and other investments that we believe enhance long-term shareholder value.

•	Continued to return value to our shareholders through the repurchase of approximately 395,212 shares of our common stock.

•

Continued execution of our digital and analytical strategic initiatives to improve the recruitment, engagement and retention of healthcare professionals through development of mobile capabilities, scheduling applications and artificial intelligence.

The following charts compare our year-over-year performance on key financial metrics that we utilized in making compensation decisions for our named executive officers in 2019.

The Compensation Committee placed considerable emphasis on our total shareholder return as well as financial and operational performance over the past 12 months in determining our CEO’s 2019 cash bonus as well as her 2019 equity awards. Because certain compensation information included in this proxy statement spans the last three fiscal years, we have set forth below our cumulative total shareholder return and compound annual growth rate for the one-, two- and three-year periods ended December 31, 2019.

Period	Cumulative Total Shareholder Return (1)	Compound Annual Growth Rate	Common Stock Price at Beginning of Period
One-Year Period Ended December 31, 2019	5%	N/A	$55.65
Two-Year Period Ended December 31, 2019	30%	27%	$49.60
Three-Year Period Ended December 31,2019	73%	17%	$39.20

(1) The price of our common stock on December 31, 2019 (the last trading day of the year) was $62.31. Unlike the total return values illustrated in the Proxy Statement Summary section above on page 1, which calculates the return using the closing price of our common stock on the first and last date of an applicable measurement period, the cumulative total shareholder return illustrated in this column is based upon the provisions of the Company’s TSR performance equity awards agreements, which measure the percentage increase in the 90 day average closing price of our common stock on the trading day at the end of the relevant investment period from the 90 day average closing price of our common stock on the last trading day of the year preceding the beginning of the applicable period. We did not pay any dividends during the periods set forth in this table.

38	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Compensation for Our Named Executive Officers

Numerous factors played a role in our 2019 compensation decisions with the overarching goal of closely linking pay to performance. In 2019, performance-based cash incentives and equity compensation (which is inherently linked to performance) comprised 80% of our CEO’s compensation, and 68% - 73% of the total compensation for each of our other named executive officers.

To illustrate this, the chart set forth below reflects the percentage breakdown of our CEO’s 2019 compensation as set forth in the Summary Compensation Table.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

As the Compensation Committee has consistently done throughout the past several years, it based its 2019 compensation decisions around financial goal setting for 2019 and other actions influencing executive compensation based on the expectation that (1) we would achieve targeted revenue and adjusted EBITDA growth on a consolidated basis, and (2) our named executive officers would lead their teams to successfully execute our business strategy in a manner that reflected our core values. As a result of our 2019 operational performance and financial results, each named executive officer earned approximately 69% of his or her target bonus that was tied to the Company’s 2019 financial performance. Below is a breakdown of each of our named executive officer’s compensation for 2019.

Response to 2019 Say-on-Pay Vote

At our 2019 Annual Meeting of Shareholders held on April 17, 2019, we received more than 97% support on our “say-on-pay” proposal regarding the compensation of our named executive officers. Our compensation program has remained consistent with that set forth in our 2019 proxy statement and we believe the following four themes remain important among our investors: (1) compensation should correlate to company performance, (2) performance awards should constitute an important component of long-term incentive awards, (3) performance measures beyond total shareholder return should be considered, and (4) variable compensation should be designed to motivate, reward and retain executives.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that our executive compensation program in 2019 satisfied each of the four themes identified above. In 2019, the Compensation Committee took the following actions:

(1)	Used performance restricted stock units tied to total shareholder return and financial goals (i.e., adjusted EBITDA margin) over a three-year period,

(2)	Established goals of 5.3% and 2.5% year-over-year consolidated revenue and adjusted EBITDA growth, respectively, in order for the named executive officers to receive their target bonuses,

(3)	Adjusted base salaries to more closely align with industry and peer group pay practices and to retain our talent and reward strong performance, and

(4)	Rewarded named executive officers for strong financial, operational and common stock performance through the use of reasonable, competitive amounts of incentive-based compensation.

Our Compensation Program Philosophy and Objectives

A guiding principle of our Executive Compensation Philosophy is that compensation realized by executives should (i) align with shareholders’ interests; (ii) reflect the individual skills and contributions of the executive in achieving the strategic, financial and operational goals of the Company and (iii) reflect the leadership they demonstrate in promoting our values-based culture. Additionally, corporate governance best practices, input received from shareholders through our engagement discussions and the annual shareholder advisory vote on executive compensation are also considered in the design of our executives’ total rewards package. Our philosophy embraces the following principles:

•	Pay-for-performance, with variable pay constituting a significant portion of total compensation,

•	Create commonality of interest between our executives and shareholders by tying realized compensation directly to changes in shareholder value,

•	Focus on propelling growth in the attainment of our long-term financial and strategic objectives,

•	Reward our executives for long-term improvement in shareholder value,

•	Provide equal pay based on performance without regard to legal status and classification,

•	Attract, retain and motivate highly skilled and innovative executives that embrace and promote AMN’s values-based culture that fosters innovation, diversity and inclusion,

•	Build a strong talent base to reinforce our succession plan objectives,

•	Be competitive with companies in our peer group,

•	Maximize the financial efficiency of the overall program from, including but not limited to tax, accounting, and cash flow perspectives, and

•	Ensure that corporate governance practices and the impact of our say-on-pay proposals are upheld.

With these principles as our foundation, we have designed and continually evaluate and modify, as necessary, our executive compensation program to support our strategic objectives of achieving above-market growth in revenue and profitability by (1) being the leader and innovator in healthcare total talent solutions and services, (2) growing our overall revenue mix from strategic workforce solutions and technology and (3) delivering a superior customer experience through operational excellence and agility.

The primary components of our executive compensation program - (1) base salary, (2) annual cash performance bonuses, and (3) long-term equity incentive awards - reflect the implementation of our executive compensation philosophy. The Compensation Committee is provided with benchmarking information of each of these components at the 25th percentile, the median and 75th percentile utilizing companies, including all members of our peer group, that are similar to us in terms of business type, revenue and market capitalization. The Compensation Committee considers benchmarking data as a reference point rather than determinative data. Compensation for specific individuals may vary upward or downward from the median for individual named executive officers based on, among other things, individual performance, tenure, experience, scope of responsibilities, internal parity considerations, the recommendations of our CEO (for compensation other than her own) and succession considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

The illustration below provides a high level summary of the primary components of our executive compensation program.

Component	Purpose	Key Features
Base Salary	Attract and retain talent

•   Fixed base of cash compensation

•   Reviewed and approved annually

•   Benchmarked annually to the median of our peer group and other companies of similar revenue size and market capitalization

•   Salaries determined based on individual performance, experience and scope of responsibility

Annual Cash Incentive Bonus	Drive achievement of annual strategic and financial objectives

•   Incentivizes executive officers to achieve annual financial objectives that support our strategic objectives

•   70% of target values are directly tied to measurable financial measures

•   30% of target values are directly tied to non-financial factors, such as performance relative to direct competition, leadership, achievement of strategic objectives and total shareholder return

•   Target values benchmarked annually against comparable positions and within our peer group

•   Minimum payouts generally begin at 90% of the applicable financial performance measure, with maximum payouts generally requiring 100% to 120% of the targeted performance measure

Long-term Incentives	Aligned with shareholders’ interests and drive achievement of our long- term strategic objectives

•   Performance generally covers a three year period

•   Target objectives focus on enhancing improving operating performance and the creation of shareholder value

•   Vesting schedules intended to support long-term retention of key contributors

•   Actual payout can range from target to incent exceptional performance

Retirement & Health Plans	Attract and retain highly skilled executives	• Benchmarked regularly to compete with commonly offered market benefits • Reasonable in cost and easy to administer • Align with our overall business and human resources strategies

Our Compensation Program Oversight

RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee include oversight of our executive compensation programs. Specifically, they include:

•	determining the compensation of our CEO and, in partnership with our CEO, establishing the compensation of all other executive officers, including salary, cash incentives and equity awards,

•	designing our incentive compensation programs and administering our Equity Plan and Bonus Plan,

•	establishing the financial metrics and performance targets under our Equity Plan and Bonus Plan, and

•	as set forth more fully above (see page 24 above), analyzing the risk associated with our compensation practices.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee reviews all components of compensation of the named executive officers and other officers that directly report to our CEO (we refer to this group of executives as the CEO Committee) on an annual basis and will consider changes at other times if a change in the scope of an officer’s responsibilities justifies such consideration. In so doing, the Compensation Committee uses the services of an independent compensation consultant, Frederic W. Cook & Co., and considers the analysis and advice of its compensation consultant in discharging its responsibilities. Representatives of Frederic W. Cook & Co. attend Compensation Committee meetings and have direct access to the Compensation Committee members without management involvement. The Compensation Committee has the sole authority to hire and terminate its compensation consultant.

The Compensation Committee generally conducts its salary and bonus structure review for a particular year in the last quarter of the previous year or early in the subject year. At that time, the Compensation Committee evaluates compensation by, among other things, reviewing (1) peer benchmarking information, (2) the individual’s performance, duties and experience, (3) analysis and advice from its compensation consultant, (4) our financial and operational performance, and (5) the recommendations of our CEO (who does not provide a recommendation for herself). With respect to our Bonus Plan, the Compensation Committee determines the performance metrics for the award each year. Prior to or at the beginning of each fiscal year, the Board sets financial targets for our performance. Thereafter, the Compensation Committee sets the range of financial performance and corresponding targets for the named executive officers’ cash incentive compensation under the Bonus Plan.

The Compensation Committee also grants annual equity awards under our Equity Plan. In addition to annual grants, the Compensation Committee utilizes the Equity Plan to grant equity awards to key employees upon their initial employment, promotion or as special retention awards. To further serve this purpose, the Board also adopted our 2014 Employment Inducement Plan under which we may issue up to 200,000 shares of our common stock to certain prospective employees. The Company did not make any equity grants from this plan in 2019. In the Compensation Committee’s discretion, it may authorize our CEO to grant equity awards to employees that do not serve on the Company’s CEO Committee, within certain individual and aggregate thresholds. The Compensation Committee reviews any awards granted by our CEO.

OUR 2019 PEER GROUP

The duties of the Compensation Committee require knowledge regarding the executive compensation market. Accordingly, to understand our position within the marketplace for management talent and to assist the Compensation Committee in making compensation decisions that will help attract and retain a strong management team, the Compensation Committee reviews (1) compensation information for companies comparable in size and industry, (2) our financial performance against our internal financial targets, our designated peer group and the Russell 2000, and (3) internal compensation comparability among senior executives.

Because the Compensation Committee compares our performance against that of our peer group as part of its oversight responsibilities, it must determine our peer group. The Compensation Committee believes that one of the most important factors it must consider in ensuring that our compensation program remains competitive, is the proper identification and selection of our peers, as we often compete for executive talent with such peers. Accordingly, the Compensation Committee evaluates the members of our peer group annually. We select peers from the healthcare, commercial and professional services industries, and target those companies operating in the healthcare and employment services, healthcare technology and diversified support services sectors. Like us, many of our peers are in both the S&P SmallCap 600 Index and the S&P Composite 1500 Index. Our 2019 peer group as determined by our Compensation Committee was as follows:

OUR 2019 PEER GROUP
Allscripts Healthcare Solutions, Inc.	Korn/Ferry International
Amedisys, Inc.	LHC Group, Inc.
Cross Country Healthcare, Inc.	MEDNAX, Inc.
Healthcare Services Group, Inc.	ASGN Incorporated
TriNet Group, Inc.	Premier, Inc.
Insperity, Inc.	Robert Half International Inc.
Kforce, Inc.	TrueBlue, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

Our 2019 peer group ranged from approximately $8 million to $6 billion in revenues based on each peer’s most recently reported four fiscal quarters, and from approximately $4 million to $7.3 billion in market capitalization. For purposes of comparison, our consolidated revenue for our most recently reported last four fiscal quarters equaled $2.2 billion and our market capitalization as of December 31, 2019 equaled approximately $2.9 billion, placing us seventh in our 2019 peer group for revenue and sixth for market capitalization.

Annually, in July, the Compensation Committee evaluates our peer group for the upcoming year primarily using industry, annual revenue, market capitalization as well as competitors and other companies from whom the Company recruits talents. When evaluating our 2020 peer group, the Compensation Committee reviewed (1) our 2019 peer group, (2) peers utilized by Institutional Shareholder Services that were not in our 2019 peer group, (3) peers utilized by Glass Lewis that were not in our 2019 peer group, (4) companies that were not in our 2019 peer group that disclosed us in their proxy statement as part of their peer group, and (5) companies within our GICS code that met Institutional Shareholder Services’ recommended revenue and market capitalization band criteria. Based on its evaluation, the Compensation Committee decided not to make changes to our 2019 peer group for 2020.

TRAILING TWELVE MONTHS REVENUE ($MM)

MARKET CAPITALIZATION ($MM)

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COMPENSATION DISCUSSION AND ANALYSIS

Components of Our Compensation Program

In line with our core value of continuous improvement, we (1) listen to our shareholders, (2) review the latest trends in executive compensation practices, (3) evaluate whether certain pay practices are viewed with disfavor by shareholders or proxy advisory services and (4) review our pay practices to ensure that we have designed and implemented compensation programs that we believe will create value for our shareholders with a balance of short- and long-term incentives. The components of our executive compensation program include:

(1)	base salary,

(2)	short-term or annual performance awards in the form of cash bonuses,

(3)	long-term incentive awards in the form of restricted stock units and performance restricted stock units,

(4)	a non-qualified deferred compensation plan as well as benefits generally available to all of our employees,

(5)	Reimbursement of each named executive officer for certain financial, estate planning and personal health and wellness expenses, and

(6)	for our CEO, an employment agreement with severance provisions and, for our other named executive officers, severance arrangements.

BASE SALARY

Base salary serves as the first component of our executive compensation program. In setting base salaries, the Compensation Committee considers a number of factors, including:

(1)	the market salary for similarly situated executives within our peer group and other companies of similar revenue size and market capitalization,

(2)	our operational and financial performance,

(3)	our stock performance,

(4)	individual performance, skills, knowledge, tenure, experience and responsibilities, and

(5)	for those who report to her and are officers of the Company, the recommendations of our CEO.

We manage salary changes to fall within our annual budget. We evaluate our operational and financial performance in light of our annual internal objectives and our annual operating plan and the healthcare workforce solutions and staffing industry performance. We evaluate our stock performance against our peer group and the Russell 2000 Index. Our CEO bases her recommendations on the same factors the Compensation Committee considers, and her recommendations are particularly helpful for the Compensation Committee to evaluate the other executive officers’ performance, knowledge, skills, experience and responsibilities.

ANNUAL CASH INCENTIVE BONUS

Annual cash incentive bonus opportunities serve as the second component of our executive compensation program. The Bonus Plan is the mechanism by which the Compensation Committee provides such opportunities. We intend our Bonus Plan to provide a strong incentive for our executive officers to achieve annual financial objectives that support our strategic objectives. Although certain details of the annual bonus incentive may change from year to year, key components include specific financial goals set forth in our annual operating plan such as consolidated revenue and consolidated adjusted EBITDA. The Compensation Committee sets threshold, “target” (i.e., 100%) and maximum amounts for bonuses and a weight for each metric that corresponds to the level of achievement we require to trigger a threshold, target or maximum bonus for the named executive officer under such metric.

The threshold level for each metric typically starts at a minimum performance level (e.g., 90% of targeted consolidated adjusted EBITDA). The maximum bonus typically requires a performance level of 110% to 120% of the target amount for each metric. We have typically used incremental hurdles (usually 1% increments for adjusted EBITDA and one-half percent increments for revenue) of performance between the threshold level and the maximum level that increase the amount of bonus that can be earned on a straight-line basis depending on the

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COMPENSATION DISCUSSION AND ANALYSIS

hurdle ultimately achieved. The leadership component of the bonuses, which we refer to as the Leadership Component, have been based on non-financial factors, such as performance relative to direct competition, leadership, achievement of strategic objectives, effective leadership in line with our core values and executive leadership competencies and total shareholder return.

In setting each named executive officer’s target bonus, the Compensation Committee evaluates benchmarking data for comparable positions generally and within our peer group, the recommendations of our CEO (except with respect to her target bonus), individual performance, knowledge, experience and responsibilities, and the amount of the potential bonus under various performance scenarios. As with base salary, the Compensation Committee considers these factors in the context of each individual’s total cash compensation as well as the total compensation package (i.e., equity and cash) generally.

As set forth in our Executive Compensation Philosophy, the principles governing the annual design include the following:

(1)	the metrics must be tied to key indicators of our success and our annual objectives,

(2)	the performance goals must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance,

(3)	the metrics must be simple to understand and can be influenced by the executive,

(4)	the portion of an individual’s target annual cash compensation attributable to target annual bonus should increase with successively higher levels of responsibility, and

(5)	payouts should reflect our performance as well as the performance of the executive.

The Compensation Committee may amend the Bonus Plan at any time and may also amend any outstanding award granted under the Bonus Plan, provided it may not amend the Bonus Plan without the approval of our shareholders if the amendment would affect the tax deduction of payments made under it.

LONG-TERM INCENTIVES

Long-term incentives in the form of equity awards serve as the third component of our executive compensation program. Under our Equity Plan, we grant equity awards with various vesting parameters, typically three years in length, to named executive officers and key employees as an incentive to have a long-term perspective in supporting and developing our strategic objectives. We also use them as an employee retention tool. We utilize PRSUs as part of our long-term incentive structure to strengthen the performance-based component of the long-term incentive program. In 2019, we utilized TSR PRSUs and adjusted EBITDA margin PRSUs for performance-based equity for all of our named executive officers.

In general, we believe long-term equity incentive opportunities should be targeted to approximately the market median so that when combined with base salary and target annual bonus, total compensation falls around the median of market levels.

The following principles govern the design of our long-term incentives:

(1)	performance periods should cover multiple years to create balance between short- and long-term objectives,

(2)

long-term incentives should function to (a) align executive and shareholder interests, (b) enhance focus on improvements in operating performance and the creation of shareholder value and (c) drive achievement of our long-term strategic objectives,

(3)	awards should support long-term retention of key contributors through vesting,

(4)	aggregate annual share usage should be carefully managed to avoid excessive levels of shareholder value transfer in relation to those of our peer group, and

(5)	the aggregate cost of long-term incentives should be reasonable compared to members of our peer group, and the cost implications should be supported by our annual and longer-term operating plans.

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COMPENSATION DISCUSSION AND ANALYSIS

RETIREMENT AND HEALTH PLANS

Retirement plans and other customary employee benefits serve as the fourth component of our executive compensation program. We adopted our 2005 Amended and Restated Executive Nonqualified Excess Plan, which we refer to as the Deferred Compensation Plan, primarily as a result of a market review that indicated that a deferred compensation plan was a significant component of executive compensation. We exclude our named executive officers from participating in our 401(k) plan, primarily to assist us in satisfying discrimination testing performed on our 401(k) plan. The Deferred Compensation Plan serves as the only retirement plan for our named executive officers. The Deferred Compensation Plan is not intended to be tax qualified. We describe the Deferred Compensation Plan more fully in the section entitled “Nonqualified Deferred Compensation” below.

We also offer healthcare insurance and other employee benefit programs to our named executive officers, which are generally the same as those programs provided to all eligible employees. We offer these plans to support our objective of attracting and retaining strong talent.

PERQUISITES

In addition to the benefits detailed above, the Company reimburses each named executive officer up to $25,000 in connection with annual expenses incurred in connection with financial, estate planning and personal health and wellness services. The approval of these limited perquisites by the Compensation Committee, all of which were new beginning in 2019, was made to attract and retain talent and provide market competitive compensation. The Compensation Committee believes that its approval of these perquisites remains consistent with the Company’s philosophy and commitment to align pay with performance.

In addition, in 2019, the Company continued to pay Mr. Henderson a monthly housing allowance in connection with his 2018 relocation to our Dallas, Texas office to provide increased executive leadership to our more than 700 employees located there. In 2019, the Company paid $33,231 in housing allowances to Mr. Henderson. Mr. Henderson’s housing stipend ended as of May 31, 2019.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Severance arrangements serve as the fifth component of our executive compensation program. We are party to an employment agreement with our CEO, which contains severance provisions, and have entered into severance agreements with each of our other named executive officers. We entered into these agreements in support of our objectives regarding attraction and retention of strong management. In determining the appropriate severance levels, we considered survey data, advice from our compensation consultant and the Compensation Committee’s experience. We describe the terms of these agreements more fully in the section entitled “Termination of Employment and Change in Control Arrangements” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Our 2019 Compensation Program and Results

Our named executive officers’ 2019 direct compensation consisted of: (1) a base salary; (2) cash incentive bonus based on performance; (3) long-term equity incentives, (4) reimbursement for certain financial and estate planning and personal health and wellness expenses and (4) certain other additional compensation, such as matching deferred compensation contributions. We discuss each component of our 2019 compensation program for our named executive officers in more detail below.

BASE SALARY

In late 2018, the Compensation Committee reviewed annual base salary levels for the named executive officers, and after careful consideration, approved increases effective January 1, 2019 ranging from three to eleven percent from the previous year, as set forth in the table immediately to the right. In December 2019, the Compensation Committee considered base salaries of our named executive officers for 2020. In making determinations, the Compensation Committee considers, among other things, peer group benchmarking, individual and Company performance.

When benchmarking Ms. Salka’s 2019 base salary, it was slightly above the median among other CEOs among our peers.

Named Executive Officer	2018 Salary ($)	2019 Salary ($)	Increase %
Susan R. Salka	900,000	1,000,000	11
Brian M. Scott	490,000	505,000	3
Ralph S. Henderson	490,000	505,000	3
Denise L. Jackson	409,500	430,000	5

BONUS PLAN

Target Bonus. In January 2019, the Compensation Committee reviewed the target bonus level for each named executive officer, which we express as a percentage of annual base salary. After careful consideration of peer group data and other benchmarking information, the Compensation Committee decided to maintain the existing bonus percentage target for each of Ms. Salka and Messrs. Henderson and Scott while increasing the target percentage for Ms. Jackson.

The table below shows 2019 target bonus information for each named executive officer both in dollar amount and as a percentage of salary together with, for comparative purposes, the same figures for 2018.

Named Executive Officer	2018 Bonus Target (% of Salary)	2019 Bonus Target (% of Salary)	2018 Bonus Target ($)	2019 Bonus Target ($)
Susan R. Salka	120	120	1,080,000	1,200,000
Brian M. Scott	100	100	490,000	505,000
Ralph S. Henderson	100	100	490,000	505,000
Denise L. Jackson	60	75	245,700	322,500

We believe that Ms. Salka’s 2019 dollar bonus target fell around the median among CEOs within our 2019 executive compensation peer group based on our peers’ filed 2019 proxy statements, which the Compensation Committee believed was appropriate.

Structure of Our Bonus Plan. In 2019, and consistent with previous years, the Financial Component of our bonus plan comprised 70% of our named executive officers’ total target bonuses, and the Leadership Component comprised the remaining 30%.

For 2019, the Compensation Committee tied the Financial Component of the bonus to the achievement of financial targets in our 2019 annual operating plan. At the time we established this plan, we believed that it reflected above market growth for our three business segments on a consolidated basis.

In 2019, the weighting of the performance metrics was consistent for each of our named executive officers:

Consolidated Revenue	Consolidated AEBITDA	Leadership Component
35%	35%	30%

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COMPENSATION DISCUSSION AND ANALYSIS

Rationale for Annual Bonus Performance Goals. The Compensation Committee has continued to utilize financial, performance and leadership goals in its annual incentive bonus program over the last several years, including 2019, for a variety of reasons. It chose revenue because it believes it remains one of the most reliable measurements to evaluate the success of our strategy, entry into new markets and growth in our existing businesses. It also selected revenue because investors focus on revenue growth as a metric when evaluating our performance. The Compensation Committee chose adjusted EBITDA because of its widespread acceptance among management, the Board, shareholders and analysts as a measurement of our profitability and performance. Both revenue and adjusted EBITDA are routinely areas of focus during our earnings calls. Furthermore, the Compensation Committee believes adjusted EBITDA remains an objective measure of management’s performance, and it excludes items over which management has less control, such as amortization, interest expense and taxes. The Compensation Committee uses the Leadership Component to, among other things, distinguish among individuals with respect to non-financial metrics, such as leadership, personal performance, contributions and execution on our strategic and operational initiatives.

The actual consolidated revenue and consolidated adjusted EBITDA targets that the Compensation Committee originally established as the basis for paying the Financial Component of the 2019 bonuses required the Company to reach the 100% target level and represented growth that the Compensation Committee believed was at or above organic growth rates in the markets we serve. The threshold for a named executive officer to receive a bonus on the consolidated financial metrics required achievement of 90% of our 2019 annual operating plan target for each of pre-bonus adjusted EBITDA,(3) which we refer to as Pre-Bonus AEBITDA, and consolidated revenue. For information on the calculation of Pre-Bonus AEBITDA, and a reconciliation of it to our 2019 net income, please see Exhibit B to this proxy statement (page B-1). Receipt of the target bonus amount for each financial metric required the Company to meet 100% of our 2019 annual operating plan for that metric, which represented roughly 5% year-over-year consolidated revenue growth and 2.5% consolidated adjusted EBITDA growth. The Company’s lower consolidated adjusted EBITDA growth target for 2019 relative to its annual consolidated revenue growth target is reflective of the Company’s decision to make strategic investments in its digital and workforce solutions technology offerings necessary to drive long-term shareholder value and achieve the Company’s long-term strategic objectives.

2019 Bonus Plan Payouts. The 2019 annual operating plan did not reflect the potential financial impact of any acquisitions. As such, the Compensation Committee elected not to include the financial impact of the Company‘s Silversheet, Advanced Medical acquisitions when determining the Company’s 2019 bonus plan revenue and adjusted EBITDA performance. In addition, because the Company’s acquisition of b4health occurred in late December, it did not have an impact on the Company’s 2019 bonus plan revenue and adjusted EBITDA performance.

We have included a table below ($ in thousands) that summarizes how we performed against the target financial performance metrics that we utilized (i.e., the Company’s annual operating plan plus the estimated revenue and earnings before interest, taxes, depreciation and amortization contributions of the acquisitions) when determining the Financial Component portion of our named executive officers’ bonuses for 2019.

Metric	2019 Target	2019 Results	$ Variance From 2019 Target	% Variance From 2019 Target
Consolidated Revenue	2,250,319	2,138,719	(111,600)	(5)
Pre-Bonus AEBITDA	284,501	277,567	(6,934)	(2.4)

With respect to the Leadership Component, the Compensation Committee believes our named executive officers demonstrated strong leadership in 2019 resulting in solid financial and operational results for the Company on both an absolute and relative basis compared against the Russell 2000, as we delivered a cumulative three-year total shareholder return of 73%, which places our performance in the 81st percentile compared to the Russell 2000, respectively.

(3) We use Pre-Bonus adjusted EBITDA solely to determine bonuses. Pre-Bonus adjusted EBITDA excludes from Adjusted EBITDA the payment of bonuses and other extraordinary items not contemplated in our 2019 annual operating plan. Under no circumstances should Pre-Bonus adjusted EBITDA be used to substitute for any other financial metric and is used by us solely to determine bonus amounts.

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COMPENSATION DISCUSSION AND ANALYSIS

Additionally, we (i) successfully continued to execute on our long-term strategic plan to expand and diversify our talent solutions offerings and expand our footprint into nonacute care settings by acquiring Silversheet, Advanced Medical and b4health, (ii) capitalized on a favorable capital markets environment to make a private offering of $300 million of Senior Notes due 2027 to provide for additional liquidity to pursue strategic acquisitions and other investments that we believe enhance long-term shareholder value, and (iii) continued our strategic development of mobile technology platforms and artificial intelligence aimed at improving the recruitment, engagement and retention of healthcare professionals.

Based on outcomes, the Bonus Plan is working as designed and intended, with the payout of the Financial Component of the 2019 annual incentive bonus having been in line with performance. The illustrations below demonstrate the Company’s performance to annual operating plan target for each of the elements of the Financial Component together with an illustration of the Company’s 2019 bonus payout compared to the Financial Component targets.

The tables below set forth metrics and summary calculations for each named executive officer’s bonus amounts under the Leadership Component together with the final amounts under the Financial Component, which makes up 70% of the total bonus amount.

MS. SALKA’S BONUS METRICS
	Pre-Bonus AEBITDA			Revenue			Leadership
Levels	% of Target	Pre-Bonus AEBITDA ($ in 1000’s)	Bonus Amount ($)	% of Target	Revenue ($ in 1000’s)	Bonus Amount ($)	% of Target	Target ($)
Maximum	120	341,401	840,000	120	2,475,351	840,000	200	720,000
Target	100	284,501	420,000	100	2,250,319	420,000	100	360,000
Threshold	90	256,051	210,000	90.5	2,036,539	210,000	None	N/A
MS. SALKA’S BONUS METRICS ACHIEVED AND BONUS EARNED
Achieved	87.8	277,567	368,817	50.4	2,138,719	211,710	150	$540,000
Total Bonus Earned: $1,120,527				% of Target Bonus Earned under Financial Component: 69.1%			% of Target Bonus Earned under Leadership Component: 150%

MR. SCOTT’S BONUS METRICS
	Pre-Bonus AEBITDA			Revenue			Leadership
Levels	% of Target	Pre-Bonus AEBITDA ($ in 1000’s)	Bonus Amount ($)	% of Target	Revenue ($ in 1000’s)	Bonus Amount ($)	% of Target	Target ($)
Maximum	120	341,401	353,500	110	2,475,351	353,500	200	265,125
Target	100	284,501	176,750	100	2,250,319	176,750	100	151,500
Threshold	90	256,051	88,375	90.5	2,036,539	8,837	None	N/A
MR. SCOTT’S BONUS METRICS ACHIEVED AND BONUS EARNED
Achieved	87.8	277,567	155,210	50.4	2,138,719	89,095	190	287,850
Total Bonus Earned: $532,155				% of Target Bonus Earned under Financial Component: 69.1%			% of Target Bonus Earned under Leadership Component: 190%

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COMPENSATION DISCUSSION AND ANALYSIS

MR. HENDERSON’S BONUS METRICS
	Pre-Bonus AEBITDA			Revenue			Leadership
Levels	% of Target	Pre-Bonus AEBITDA ($ in 1000’s)	Bonus Amount ($)	% of Target	Revenue ($ in 1000’s)	Bonus Amount ($)	% of Target	Target ($)
Maximum	120	341,401	353,500	110	2,475,351	353,500	200	265,125
Target	100	284,501	176,750	100	2,250,319	176,750	100	151,500
Threshold	90	256,051	88,375	90.5	2,036,539	8,837	None	N/A
MR. HENDERSON’S BONUS METRICS ACHIEVED AND BONUS EARNED
Achieved	87.8	277,567	155,210	50.4	2,138,719	89,095	100	151,500
Total Bonus Earned: $395,805				% of Target Bonus Earned under Financial Component: 69.1%			% of Target Bonus Earned under Leadership Component: 100%

MS. JACKSON’S BONUS METRICS
	Pre-Bonus AEBITDA			Revenue			Leadership
Levels	% of Target	Pre-Bonus AEBITDA ($ in 1000’s)	Bonus Amount ($)	% of Target	Revenue ($ in 1000’s)	Bonus Amount ($)	% of Target	Target ($)
Maximum	120	341,401	225,750	110	2,475,351	197,531	200	169,313
Target	100	284,501	112,875	100	2,250,319	112,875	100	96,750
Threshold	90	256,051	56,438	90.5	2,036,539	5,644	None	N/A
MS. JACKSON’S BONUS METRICS ACHIEVED AND BONUS EARNED
Achieved	87.8	277,567	99,119	50.4	2,138,719	56,897	190	183,825
Total Bonus Earned: $339,842				% of Target Bonus Earned under Financial Component: 69.1%			% of Target Bonus Earned under Leadership Component: 190%

LONG-TERM INCENTIVE COMPENSATION

In 2019, the Compensation Committee granted equity awards to each named executive officer and believes it serves as a key component of our named executive officer’s compensation package. The chart below reflects the aggregate grant date fair value, which we refer to as AGD Fair Value, of each equity award type granted to each named executive officer. For all equity awards granted in 2019, our Compensation Committee approved changes to all of our equity grant agreements for our named executive officers to (1) provide for “double trigger” vesting mechanics in the event of a change in control of the Company, and (2) allow for continued vesting of outstanding equity awards if a grantee terminates his or her employment after satisfying certain age and service time requirements, which the agreements refer to as “retirement.”

Commencing in October 2019 and December 2019, Ms. Salka and Ms. Jackson will, respectfully, satisfy the requirements for retirement eligibility under their 2019 equity awards.

Named Executive Officer	AGD Fair Value of 2019 TSR PRSU Award ($)	AGD Fair Value of 2019 AEBITDA PRSU Award ($)	AGD Fair Value of 2019 RSU Award ($)	Total AGD Fair Value of 2019 Awards ($)
Susan R. Salka	989,992	1,155,016	1,237,828	3,382,836
Brian M. Scott	302,982	353,489	353,489	1,009,959
Ralph S. Henderson	302,982	353,489	353,489	1,009,959
Denise L. Jackson	193,492	225,772	225,772	645,036

TSR PRSUs

TSR PRSUs represented approximately 30% of the total 2019 equity grant value that was awarded to each named executive officer, based on the AGD Fair Value, and will be earned at the end of an approximately three-year performance period based on our stock performance against two measures: (1) a relative basis (which we refer to as Relative TSR) against a broader market (companies in the Russell 2000 Index at the beginning of the performance period) and (2) an absolute total shareholder return basis (which we refer to as Absolute TSR). We

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COMPENSATION DISCUSSION AND ANALYSIS

refer to the determination of our Relative TSR and Absolute TSR collectively as the TSR Measurement. The number of PRSUs earned if the Company’s Relative TSR exceeds the 50th percentile but its Absolute TSR is negative is capped at the target number of PRSUs granted. For each one percentile above the 25th percentile, an additional 3% of the PRSUs vest, and the maximum payout cannot exceed 175% if Absolute TSR is positive or 100% if the Absolute TSR is negative.

The table set forth below discloses the percentage of the 2019 target PRSUs that may be earned depending on the actual results of the Company’s TSR Measurement as of December 31, 2021.(4)

Relative TSR Percentile Rank	% of 2019 TSR PRSUs Earned if Absolute TSR Is Negative(1)	% of 2019 TSR PRSUs that Are Earned if Absolute TSR Is Positive
<25.0%	0	0
25.0%	25.00	25.00
37.5%	62.50	62.50
50.0%	100.00	100.00
62.5%	100.00	137.50
75.0%	100.00	175.00

(1)

For each one percentile above the 25th percentile, an additional 3% of the TSR PRSUs will be earned if Absolute TSR is positive, and the maximum payout cannot exceed 175%. If Absolute TSR is negative, for each one percentile above the 25th percentile, an additional 1.5% of the TSR PRSUs will be earned up to the 50th percentile with the maximum payout of 100%.

Adjusted EBITDA PRSUs

In 2019, the Compensation Committee once again determined it best to dedicate a significant portion of the restricted stock units to focus our named executive officers on achieving a 13.3% adjusted EBITDA margin for 2021.(5) The number of shares that could ultimately be earned ranges from 0% to 200% of the target number of adjusted EBITDA margin PRSUs depending on actual adjusted EBITDA margin performance for 2021.

Time-Vested RSUs

Restricted stock unit grants, which we refer to as RSUs, granted in 2019 vest ratably on each of the first three anniversaries of the grant date. As it has done historically, the Compensation Committee elected to wait to consider a grant of RSUs for Ms. Salka for 2019 until the end of 2019 when it had better visibility of our year-end financial, operational and stock performance. Based on our financial, operational and stock performance in 2019, the Compensation Committee granted Ms. Salka 20,755 RSUs with an AGD Fair Value of $1,237,828 on December 16, 2019.

Aggregate Grant Date Fair Value

PRSUs represented 65% of the AGD Fair Value of all 2019 equity awards for our named executive officers, other than our CEO. Due to the timing of Ms. Salka’s RSU award in December 2019 (rather than January 2019), she received PRSUs that represented 37% of her total 2019 equity award value. To provide further clarity on our equity compensation practices, the chart below details the change of the AGD Fair Value of all 2019 equity awards granted to our named executive officers against the AGD Fair Value of all 2018 equity awards.

The 17% increase in our CEO’s AGD Fair Value in 2019 from 2018 is driven in part by the Company’s strong financial, operational and stock performance in 2019, as well as peer group and other compensation benchmarking. We believe that the AGD Fair Value of her equity awards placed her below the median among CEOs within our 2019 peer group for long-term incentive compensation. On an aggregate basis, the combined AGD Fair Value of our named executive officers’ equity awards increased 69% in 2019 from 2018.

(4) As set forth in the Grant of Plan-Based Awards Table, the target number of TSR PRSUs granted in 2019 for each named executive officer is as follows: (1) for Ms. Salka, 13,400; (2) for Mr. Scott, 4,101; (3) for Mr. Henderson, 4,101; and (4) for Ms. Jackson, 2,619.

(5) As set forth in the Grant of Plan-Based Awards Table, the target number of adjusted EBITDA PRSUs granted in 2019 for each named executive officer is as follows: (i) for Ms. Salka, 20,755; (ii) for Mr. Scott, 6,352; (iii) for Mr. Henderson, 6,352; and (iv) for Ms. Jackson, 4,057.

52	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	AGD Fair Value of 2018 Equity Awards($)	AGD Fair Value of 2019 Equity Awards($)	Variance ($)	% Increase

Susan R. Salka	2,888,030	3,382,836	494,806	17

Brian M. Scott	1,000,046	1,009,959	9,913	1

Ralph S. Henderson	1,000,046	1,009,959	9,913	1

Denise L. Jackson	430,001	645,036	215,035	50

Total	5,318,123	6,047,7903	729,667	69

RESULTS OF OUR 2017 PERFORMANCE RESTRICTED STOCK UNIT AWARDS

2017 TSR PRSU Award TSR Measurement

On January 6, 2020, the Compensation Committee performed the TSR Measurement for the 2017 TSR PRSU awards. Our Relative TSR was at the 81st percentile of the Russell 2000 Index and our Absolute TSR was 73.45% during the measurement period from January 1, 2017 through December 31, 2019. Accordingly, each named executive officer received the maximum of his or her target amount of 2017 TSR PRSUs. Specifically, Ms. Salka, Mr. Scott, Mr. Henderson and Ms. Jackson earned 20,701, 7,245, 7,245 and 4,242 PRSUs, respectively.

2017 Adjusted EBITDA PRSU Award Measurement

On February 13, 2020, the Compensation Committee determined that our 2019 adjusted EBITDA margin equaled 12.5%. Accordingly, each named executive officer received 25% of his or her target amount of 2017 adjusted EBITDA margin PRSUs. Specifically, Ms. Salka, Mr. Scott, Mr. Henderson and Ms. Jackson earned 4,496, 1,574, 1,574 and 922 PRSUs, respectively.

Equity Ownership Requirements, Clawback and No Pledging Policies

We maintain meaningful equity ownership requirements as well as clawback and pledging policies to which our named executive officers are subject. We have set forth a summary of these requirements and policies below. Additional details related to these requirements and policies are contained in the Governance Guidelines.

EQUITY OWNERSHIP REQUIREMENTS

The Board believes that all named executive officers should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. Accordingly, our equity ownership requirements require the following our named executive officers and other executives to maintain the following:

Equity Ownership Requirements
Level	Proposed

Board of Directors	5x Annual Cash Retainer
Chief Executive Officer	5x Base Salary
Named Executive Officers	2x Base Salary
Other CEO Committee Members	1.5x Base Salary

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COMPENSATION DISCUSSION AND ANALYSIS

The value of unvested RSUs and vested or unvested SARs and options are not taken into account in determining whether a named executive officer satisfies our equity ownership requirements. Individuals subject to the equity ownership requirements above who have not met the applicable ownership requirements are required to retain 50% of net vested shares from equity awards issued subsequent to the initial assessment of ownership until they have reached the applicable ownership requirement. As of the close of business on February 24, 2020, all of our named executive officers satisfy our equity ownership requirements.

CLAWBACK POLICY

Under the Governance Guidelines, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from all of our current or former executive officers who participated in the misconduct of:

(1)

all or any portion of the bonus and equity or cash incentive compensation received by such individuals during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such defective financial statement; and

(2)	any profits realized by such individuals from the sale of securities of the Company during that 12-month period.

NO PLEDGING POLICY

The Governance Guidelines prohibit named executive officers (and directors) from pledging, hypothecating or otherwise placing a lien on any shares of our common stock (or any other equity interests) that they own.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017, which we refer to as the TCJA, was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. We refer to the Internal Revenue Code as the Code.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Overview of Our 2020 Executive Compensation Program

Overall, the Compensation Committee believes the Company performed well during 2019 and continued to execute on the Company’s long-term strategic plan. We achieved year-over-year consolidated revenue and consolidated adjusted EBITDA growth of approximately 4% and 3%, respectively. Performance of our common stock continued its strong performance in 2019, delivering a 10% price appreciation. The Compensation Committee believes it has designed the 2020 compensation structure to provide for important short- and long-term performance components that are aligned with shareholders, consistent with the market environment and tailored specifically to us.

BASE SALARY

The Compensation Committee approved the annual base salaries for the named executive officers for 2020 as follows:

Named Executive Officer	2019 Salary ($)	2020 Salary ($)	% Increase
Susan R. Salka	1,000,000	1,030,000	3
Brian M. Scott	505,000	520,000	3
Ralph S. Henderson	505,000	505,000	0
Denise L. Jackson	430,000	440,000	2

54	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The base salaries of our named executive officers reflect a 0% to 3% increase. The 2020 base salary for our named executive officers is based on executive compensation peer group benchmarking analyses and the Compensation Committee’s recognition that the Company’s 2019 organic growth and core business performance did not meet targeted expectations and its commitment to maintain a pay for performance environment.

BONUS PLAN

Target Bonus. In January 2020, the Compensation Committee reviewed the target bonus level for each named executive officer, which we express as a percent of annual base salary. After careful consideration, the Compensation Committee determined that the 2020 bonus target as a percentage of salary should not be increased for our named executive officers. We set forth below the 2020 target bonuses for each named executive officer as a percentage of salary, which remained unchanged from 2019.

Named Executive Officer	2019 Bonus Target (% of Salary)	2020 Bonus Target (%of Salary)
Susan R. Salka	120	120
Brian M. Scott	100	100
Ralph S. Henderson	100	100
Denise L. Jackson	75	75

Structure. After careful consideration of the factors set forth above in the subsection of this CD&A entitled “Components of Our Compensation Program — Annual Cash Incentive Performance Bonus,” the Compensation Committee decided to use the same bonus structure for each named executive officer as it did in 2019. The target goals for each of the financial metrics are consistent with the targets under our 2019 annual operating plan and generally require growth that exceeds our estimate of anticipated industry performance. For our CEO, we believe her 2019 bonus target in dollar amount falls near the median among CEOs within our 2019 peer group.

LONG-TERM EQUITY INCENTIVES

The Compensation Committee continues to believe aligning its pay for performance philosophy, goals and objectives is the foundation upon which it evaluates its annual long-term incentive award strategy. In January 2020, it approved the issuance of a new long-term incentive award that vests at the end of a three year-period but accrues certain value annually during each year of the award based on the Company’s annual adjusted EBITDA growth rate. We refer to these awards as adjusted EBITDA growth PRSUs. In 2020, these adjusted EBITDA growth PRSUs replaced the use of the adjusted EBITDA margin PRSUs, which vested after three years based on the Company’s adjusted EBITDA margin at the end of the last year of the award. The Compensation Committee believes that the adjusted EBITDA growth PRSUs allows management to effectively manage the Company’s adjusted EBITDA growth objectives over a three-year period and serves as a talent retention and engagement tool by allowing a portion of the awards to accrue each year with the vesting occurring on the third anniversary of the grant date.

In 2020, the Compensation Committee continued to utilize a combination of (1) TSR PRSUs, (2) time-vested RSUs and (3) adjusted EBITDA growth PRSUs, which replaced adjusted EBITDA margin PRSUs. The Compensation Committee continued to target an allocation of 30% TSR PRSUs, 35% adjusted EBITDA growth PRSUs and 35% time-vested RSUs (as a percentage of the AGD Fair Value of all 2020 equity awards) in 2020. For each named executive officer, other than Ms. Salka, approximately 65% of the AGD Fair Value of the January 2020 equity awards consisted of PRSUs, and the remaining 35% consisted of time-vested RSUs. All of Ms. Salka’s January 2020 equity awards were PRSUs, as the Compensation Committee will make their decision on her equity grant of time-vested RSUs in the fourth quarter of 2020 when it has better visibility of the Company’s 2020 performance.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	55

EXECUTIVE COMPENSATION DISCLOSURE

EXECUTIVE COMPENSATION DISCLOSURE

Our named executive officers for the 2019 fiscal year are listed below. We provide information regarding the business experience, qualifications and affiliations of our named executive officers who are not directors below. For Ms. Salka’s experience, qualifications and affiliations, please see page 15 above.

Name Executive Officer	Position

Susan R. Salka	Chief Executive Officer

Brian M. Scott	Chief Financial Officer, Chief Accounting Officer and Treasurer

Ralph S. Henderson	President, Professional Services and Staffing

Denise L. Jackson	Chief Legal Officer and Corporate Secretary

Our Non-Director Executive Officers

Ralph S. Henderson
Age: 59 President, Professional Services and Staffing Business Experience, Qualifications and Affiliations: Mr. Henderson joined us as President, Nurse Staffing in

September 2007. In February 2009, we appointed him President, Nurse and Allied Staffing and in February 2012, named him President, Healthcare Staffing. In January 2016, we appointed Mr. Henderson President, Professional Services and Staffing. He is responsible for leading the sales and financial performance of our nurse and allied solutions segment and our locum tenens solutions segment. Prior to September 2007, Mr. Henderson served as Senior Vice President, Group Executive for Spherion, Inc., one of the largest commercial and professional staffing companies in the United States. Mr. Henderson started with Spherion in 1995 and held several leadership positions, including Regional Vice President and General Manager, Vice President of National Accounts, and Senior Vice President, Western Division. Prior to Spherion, Mr. Henderson was employed by American Express for nine years where in his last role he served as Vice President of Sales and Account Management in the Travel Management Services Division. Mr. Henderson holds a Bachelor of Science degree in Business Administration from Northern Arizona University.

Denise L. Jackson
Age: 55 Chief Legal Officer and Corporate Secretary Business Experience, Qualifications and Affiliations: Ms. Jackson joined us as General Counsel and Vice President of Administration in October 2000.

Ms. Jackson is responsible for our legal, corporate governance, compliance, ethics, risk management, real estate and corporate social responsibility functions. We appointed her as our Secretary in May 2003 and Senior Vice President in November 2004. From 1995 to September 2000, Ms. Jackson worked for The Mills Corporation serving as Vice President and Senior Counsel from 1998 to 2000. Ms. Jackson serves on the Board of Tractor Supply Company, the largest retailer store chain of rural lifestyle products in the United States, is Chair of its Corporate Governance Committee and is a member of its Audit Committee. Ms. Jackson holds a Juris Doctorate degree from the University of Arizona, a Masters of Public Health from The George Washington University and a Bachelor of Science in Liberal Studies from the University of Arizona. Ms. Jackson is licensed as an attorney in California, the District of Columbia, Arizona and New York.

56	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

Brian M. Scott
Age: 50 Chief Financial Officer, Chief Accounting Officer and Treasurer Business Experience, Qualifications and Affiliations: Mr. Scott joined us in December 2003. We appointed him Chief

Financial Officer, Chief Accounting Officer, and Treasurer in January 2011. Prior to that time, Mr. Scott served in a variety of financial and operational roles for us including most recently as Senior Vice President of Operations, Finance and Business Development, in which capacity he oversaw our corporate financial planning and analysis, capital funding and business development activities. He has also served as President of our pharmacy staffing division and as Director, Senior Director and Vice

President of Finance, where his roles have included overseeing all accounting operations and SEC reporting. Mr. Scott started his career in San Francisco with KPMG and later became a partner in a mid-sized CPA firm. He also served as controller of a biotechnology company. Mr. Scott serves on the Board Community Care Partners, a private equity-backed chain of urgent care centers in Oregon. He also serves on the non-profit boards of the YMCA of San Diego County and the RC Baker Foundation. Mr. Scott is a certified public accountant (inactive) in California, and received his bachelor’s degree in accounting from California Polytechnic State University, San Luis Obispo and a Masters of Business Administration from the McCombs School of Business at the University of Texas at Austin.

Summary Compensation Table

The following table shows the compensation earned or accrued by our named executive officers for the three fiscal years ended December 31, 2019, 2018 and 2017.

Named Executive Officer and Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Susan R. Salka	2019	996,154	—	3,382,836	(5)	1,120,527	127,289	5,626,806

PEO,(6) President & CEO	2018	897,592	—	2,888,030	(7)	1,105,721	197,689	5,089,032

	2017	835,577	—	2,299,955	(8)	548,078	197,357	3,880,967

Brian M. Scott	2019	504,423	—	1,009,959	(10)	532,155	60,416	2,106,953

PFO,(9) CFO, CAO & Treasurer	2018	489,038	—	1,000,046	(11)	480,324	50,941	2,020,349

	2017	464,423	—	699,969	(12)	235,174	84,643	1,484,209

Ralph S. Henderson	2019	504,423	—	1,009,959	(10)	395,805	93,647	2,003,834

President, Professional Services & Staffing	2018	489,038	—	1,000,046	(11)	480,324	113,605	2,083,013

	2017	464,423	—	699,969	(12)	235,174	75,587	1,475,153

Denise L. Jackson	2019	429,212	—	645,036	(13)	339,842	44,013	1,458,103

Chief Legal Officer & Corporate Secretary	2018	408,750	—	430,001	(14)	270,596	38,570	1,147,917

	2017	389,423	—	409,978	(15)	139,230	49,449	988,080

(1)	Salary includes all salary amounts deferred by the named executive officers under the Deferred Compensation Plan.
(2)

This column reflects the dollar amounts for the years shown of the AGD Fair Value of RSUs and PRSUs granted to our named executive officers. For PRSUs, which are subject to performance conditions, we report the grant date fair value based upon the probable outcome of such conditions and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period as of the grant date, excluding the effect of estimated forfeitures. For additional information on the valuation assumptions used in the calculation of these amounts, refer to notes 1(o) and 11 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 24, 2020.

(3)

This column consists of cash awards paid to our named executive officers pursuant to our Bonus Plan and generally sets forth bonus amounts in the year in which they are earned, although we typically pay them in the following fiscal year. In addition, as we discussed in our 2018 proxy statement, in 2017 the Compensation Committee decided to tie the Leadership Component for each named executive officer in 2017 to the implementation of new front and back office enterprise information technology systems in the Company’s locum tenens segment, which, at the time, the Compensation Committee expected to be completed in the first half of 2018. As a result, this amount is inclusive of the Leadership Component amount achieved based on the named executive officer’s satisfaction of the Leadership Component criteria described in the “Our Compensation Program Philosophy and Objectives” section above for 2018 and for the achievement of his or her 2017 Leadership Component that was determined and paid in 2018.

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EXECUTIVE COMPENSATION DISCLOSURE

(4)

This column consists of compensation received by our named executive officers in the form of matching contributions to the Deferred Compensation Plan and Company-paid life insurance premiums. For 2019, we paid matching contributions under the Deferred Compensation Plan as follows: (1) $126,820 for Ms. Salka, (2) $60,182 for Mr. Scott, (3) $60,182 for Mr. Henderson, which also included a housing allowance of $33,231 for his relocation to Texas and $43,807 for Ms. Jackson.

(5)

20,755 RSUs with an AGD Fair Value of $1,237,828, 13,400 TSR PRSU with an AGD Fair Value of $989,992 and 20,755 adjusted EBITDA margin PRSUs with an AGD Fair Value of $1,155,016, comprise the amount of Ms. Salka’s 2019 stock awards. Assuming the highest level of performance conditions will be achieved for the 13,400 TSR PRSU award and the 20,755 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $1,732,486 and $2,310,032, respectively.

(6)	“PEO” refers to our principal executive officer.
(7)

22,187 RSUs with an AGD Fair Value of $1,250,016, 11,528 TSR PRSUs with an AGD Fair Value of $756,006 and 17,927 adjusted EBITDA margin PRSUs with an AGD Fair Value of $882,008 comprise the amount of Ms. Salka’s 2018 stock awards. Assuming the highest level of performance conditions will be achieved for the 11,528 TSR PRSU award and the 17,927 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $992,561 and $1,764,017, respectively.

(8)

20,429 RSUs with an AGD Fair Value of $1,000,000, 11,829 TSR PRSUs with an AGD Fair Value of $599,967 and 17,983 adjusted EBITDA margin PRSUs with an AGD Fair Value of $699,988, comprise the amount of Ms. Salka’s 2017 stock awards. Assuming the highest level of performance conditions will be achieved for the 11,829 TSR PRSU award and the 17,983 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $805,786 and $1,224,970, respectively.

(9)	“PFO” refers to our principal financial officer.
(10)

6,352 RSUs with an AGD Fair Value of $353,489, 4,101 TSR PRSUs with an AGD Fair Value of $302,982 and 6,352 adjusted EBITDA margin PRSUs with an AGD Fair Value of $353,489 comprise the amount of Mr. Scott’s and Mr. Henderson’s 2019 stock awards. Assuming the highest level of performance conditions will be achieved for the 4,101 TSR PRSU award and the 6,352 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $530,237 and $706,978, respectively.

(11)

7,114 RSUs with an AGD Fair Value of $350,009, 4,575 TSR PRSUs with an AGD Fair Value of $300,029, 7,114 adjusted EBITDA margin PRSUs with an AGD Fair Value of $350,009 comprise the amount of Mr. Scott’s and Mr. Henderson’s 2018 stock awards. Assuming the highest level of performance conditions will be achieved for the 4,575 TSR PRSU award and the 7,114 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $393,908 and $700,018, respectively.

(12)

6,294 RSUs with an AGD Fair Value of $244,994, 4,140 TSR PRSUs with an AGD Fair Value of $209,981 and 6,294 adjusted EBITDA margin PRSUs with an AGD Fair Value of $244,994 comprise the amount of Mr. Scott’s and Mr. Henderson’s 2017 stock awards. Assuming the highest level of performance conditions will be achieved for the 4,140 TSR PRSU award and the 6,294 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $282,012 and $428,759, respectively.

(13)

4,057 RSUs with an AGD Fair Value of $225,772, 2,619 TSR PRSUs with an AGD Fair Value of $193,492 and 4,057 adjusted EBITDA margin PRSUs with an AGD Fair Value of $225,772 comprise the amount of Ms. Jackson’s 2019 stock awards. Assuming the highest level of performance conditions will be achieved for the 2,619 TSR PRSU award and the 4,057 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $338,592 and $451,544, respectively.

(14)

3,059 RSUs with an AGD Fair Value of $150,502, 1,967 TSR PRSUs with an AGD Fair Value of $128,996 and 3,059 adjusted EBITDA margin PRSUs with an AGD Fair Value of $150,503 comprise the amount of Ms. Jackson’s 2018 stock awards. Assuming the highest level of performance conditions will be achieved for the 1,967 TSR PRSU award and the 3,059 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $169,346 and $301,006, respectively.

(15)

4,639 RSUs with an AGD Fair Value of $140,005, 3,233 TSR PRSUs with an AGD Fair Value of $119,427 and 4,638 adjusted EBITDA margin PRSUs with an AGD Fair Value of $139,975 comprise the amount of Ms. Jackson’s 2017 stock awards. Assuming the highest level of performance conditions will be achieved for the 3,233 TSR PRSU award and the 4,638 adjusted EBITDA margin PRSU award, the AGD Fair Value of such awards would equal $170,728 and $244,941, respectively.

58	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

Grants of Plan-Based Awards

The following table contains information concerning grants of plan-based awards to our named executive officers under our cash and equity plans during the year ended December 31, 2019.

Name and Type of Equity Award		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($) (8)
	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#) (5)	Target (#) (6)	Maximum (#) (7)

Susan R. Salka		249,000	1,200,000	2,400,000

TSR PRSU	1/3/2019				3,350	13,400	23,450		989,992

AEBITDA PRSU	1/3/2019				5,189	20,755	41,510		1,155,016

RSU	12/16/2019							20,755 (9)	1,237,828

Brian M. Scott		104,788	505,000	1,010,000

TSR PRSU	1/3/2019				1,025	4,101	7,177		302,982

AEBITDA PRSU	1/3/2019				1,588	6,352	12,704		353,489

RSU	1/3/2019							6,352 (9)	353,489

Ralph S. Henderson		104,788	505,000	1,010,000

TSR PRSU	1/3/2019				1,025	4,101	7,177		302,982

AEBITDA PRSU	1/3/2019				1,588	6,352	12,704		353,489

RSU	1/3/2019							6,352 (9)	353,489

Denise L. Jackson		66,919	322,500	645,000

TSR PRSU	1/3/2019				655	2,619	4,583		193,492

AEBITDA PRSU	1/3/2019				1,014	4,057	8,114		225,772

RSU	1/3/2019							4,057 (9)	225,772

(1)

The columns comprising the “Estimated Future Payouts Under Equity Incentive Plan Awards” set forth information regarding PRSUs granted to our named executive officers in 2019: (1) TSR PRSUs based on total shareholder return over a three-period ending on December 31, 2021 and (2) adjusted EBITDA margin PRSUs based on our adjusted EBITDA margin over a three year period. The ultimate number of PRSUs that vest under these awards depends on the results of the TSR Measurement or our adjusted EBITDA margin over a three year period, each of which will be calculated approximately three years after the date of grant. All equity awards reflected in this table were granted under the Equity Plan.

(2)

The amount set forth in this column represents the minimum amount that a named executive officer would receive under our Bonus Plan if we met our 2019 adjusted EBITDA bonus funding threshold (which we set just above our actual 2018 adjusted EBITDA) and the threshold for 2019 pre-bonus adjusted EBITDA. For information on the calculation of Pre-Bonus AEBITDA, and a reconciliation of it to our 2019 net income, please see Exhibit B to this proxy statement (page B-1). We describe the Bonus Plan, including the 2019 metrics utilized for each named executive officer, in CD&A above. There is no minimum threshold for a named executive officer’s Leadership Component under the Bonus Plan, which is why we have not factored in that Component in determining a threshold in this table.

(3)

The amount set forth in this column represents the amount that a named executive officer would receive under our Bonus Plan if the named executive officer met the target of each metric upon which his or her bonus is based.

(4)

The Compensation Committee set the maximum bonus for 2019 under the Bonus Plan at 200% of the target amount for each named executive officer. The amount set forth in this column represents the amount that a named executive officer would receive under our Bonus Plan if all financial metrics to which he or she is subject exceeded our target for each metric by 10% to 20% (depending on the metric) and the individual, in the sole discretion of the Compensation Committee, demonstrated superior leadership, made exceptional individual contributions to our success in 2019 and our performance or the performance of the applicable division surpassed that of our direct competitors such that the Compensation Committee awarded him or her the maximum bonus for the Leadership Component.

(5)

For TSR PRSUs awards, the number of shares set forth in this column assumes that under the TSR Measurement, our relative TSR percentile rank equaled at least 25%, which establishes the minimum amount of performance that we must achieve for our named executive officers to earn a portion of the award. We describe Relative TSR in our CD&A above. For adjusted EBITDA margin PRSU awards, the number of shares set this column assumes that our 2021 adjusted EBITDA margin will equal 12.3%.

(6)

For TSR PRSUs, the number of PRSUs set forth in this column assumes that under the TSR Measurement, our relative TSR percentile rank equaled at least 50%. For adjusted EBITDA margin PRSU awards, the number of shares set forth in this column assumes that the Company’s 2021 adjusted EBITDA margin will be equal to 13.3%.

(7)

The number of TSR PRSUs set forth in this column assumes that under the TSR Measurement each of the following conditions has been satisfied: (1) Relative TSR percentile equals at least 75% and (2) Absolute TSR exceeds zero. For adjusted EBITDA margin PRSUs, the number of shares set forth in this column assumes that our 2021 adjusted EBITDA margin will be equal to 14.3%.

(8)

This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. For PRSUs, which are subject to performance conditions, we report the grant date fair value based upon the probable outcome of such conditions and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period as of the grant date, excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to notes 1(o) and 10 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 24, 2020.

(9)	The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	59

EXECUTIVE COMPENSATION DISCLOSURE

Outstanding Equity Awards at Fiscal Year End

The following table represents equity interests held by the named executive officers as of December 31, 2019, which is comprised of RSU and PRSU awards.

	OPTION AWARDS				STOCK AWARDS (1)

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	RSU or PRSU Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Susan R. Salka					1/4/2017(3)			20,701 (4)	1,289,879

					1/4/2017(5)			4,496 (6)	280,146

					12/19/2017(7)	13,687	852,837

					1/5/2018(8)			20,174 (9)	1,257,042

					1/5/2018(10)			4,482 (11)	279,273

					12/17/2018(17)	14,865	926,238

					1/3/2019(13)			13,400 (14)	834,954

					1/3/2019(15)			5,189 (16)	323,327

					12/16/2019(17)	20,755	1,293,244

Brian M. Scott					1/4/2017(3)			7,245 (4)	451,436

					1/4/2017(5)			1,574 (6)	98,076

					1/4/2017(13)	2,077	129,418

					1/5/2018(8)			8,006 (9)	498,854

					1/5/2018(10)			1,779 (11)	110,849

					1/5/2018(17)	4,766	296,969

					1/3/2019(13)			4,101 (14)	255,533

					1/3/2019(15)			1,588 (16)	98,948

					1/3/2019(17)	6,352	395,793

Ralph S. Henderson					1/4/2017(3)			7,245 (4)	451,436

					1/4/2017(5)			1,574 (6)	98,076

					1/4/2017(13)	2,077	129,418

					1/5/2018(8)			8,006 (9)	498,854

					1/5/2018(10)			1,779 (11)	110,849

					1/5/2018(17)	4,766	296,969

					1/3/2019(13)			4,101 (14)	255,533

					1/3/2019(15)			1,588 (16)	98,948

					1/3/2019(17)	6,352	395,793

Denise L. Jackson					1/4/2017(3)			4,242 (4)	264,319

					1/4/2017(5)			922 (6)	57,450

					1/4/2017(13)	1,216	75,769

					1/5/2018(8)			3,442 (9)	214,471

					1/5/2018(10)			765 (11)	47,667

					1/5/2018(17)	2,050	127,736

					1/3/2019(13)			2,619 (14)	163,190

					1/3/2019(15)			1,014 (16)	63,182

					1/3/2019(17)	4,057	252,792

60	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

(1)	These columns consist of RSUs and PRSUs granted under the Equity Plan.
(2)

The market value of stock awards and the equity incentive plan awards represents (i) the number of shares that had not vested as of December 31, 2019 as set forth in the applicable column, multiplied by (ii) $62.31, the closing price of our Common Stock on December 31, 2019 (the last trading day of the year). For PRSUs, the number of shares set forth in the applicable column may be more than the target amount granted under the award as detailed in the footnotes below, and the amount ultimately received for each award may be different than the number of shares identified.

(3)	These PRSUs vested on January 4, 2020.
(4)

The Compensation Committee performed the TSR Measurement for this award for the measurement period ended December 31, 2019 on January 6, 2020. Relative TSR measured at the 81st percentile and Absolute TSR was positive. Based on those results, the number of PRSUs set forth in this column for this award, which was the maximum amount that could have been received under the award, vested as of January 4, 2020.

(5)	The adjusted EBITDA margin PRSUs underlying this award vested on January 4, 2020 and settled on February 13, 2020 when the Compensation Committee determined the Company’s 2019 adjusted EBITDA margin.
(6)

Because the number of shares earned under this award was based on the Company’s 2019 adjusted EBITDA margin, we set forth the number of shares actually earned. Based on the Company’s 2019 adjusted EBITDA margin of 12.5%, 25% of the target amount for this award was awarded.

(7)

The RSUs underlying this award vest on the third anniversary of the grant date, subject to certain accelerated vesting if we were to achieve our adjusted EBITDA targets in 2018 or 2019. We achieved our 2018 adjusted EBITDA target, and, as a result 33% of the RSUs vested on January 19, 2019 (and are not reflected as unvested in this row). We did not achieve our 2019 adjusted EBITDA target; therefore, the remaining 67% unvested amount set forth in this row will vest on December 19, 2020.

(8)

The TSR PRSUs underlying this award vest on the date on which the Compensation Committee performs the TSR Measurement, which shall occur within 30 days after December 31, 2020. We describe the TSR Measurement in detail in the CD&A above.

(9)

The ultimate number of TSR PRSUs that vest under this award depends on the results of the TSR Measurement. The target amount for each of Ms. Salka, Mr. Scott, Mr. Henderson and Ms. Jackson for his or her equity incentive plan award granted on January 5, 2018 is 11,528, 4,575, 4,575 and 1,967, respectively. For the target amount of TSR PRSUs to be earned, Relative TSR under the TSR Measurement would need to equal the 50th percentile and Absolute TSR would have to exceed zero. The range of TSR PRSUs that may be earned by the identified named executive officer under this award is zero to an amount equal to the product of (1) the target amount for such executive, multiplied by (2) 1.75. The threshold amount equals 12.5% of the target amount. If we were to have conducted the TSR Measurement on December 31, 2019 (1) Relative TSR would have measured at the 78th percentile, and (2) Absolute TSR would have been positive. Based on those results, TSR PRSUs equal to 175% of the target amount (i.e., 20,174, 8,006, 8,006 and 3,442 for Ms. Salka, Mr. Scott, Mr. Henderson and Ms. Jackson, respectively) would have been earned.

(10)

The adjusted EBITDA PRSUs underlying this award vest on January 5, 2021. The settlement date and the determination of the amount of shares actually vested under the award reflected in this row will take place when the Compensation Committee determines our 2020 adjusted EBITDA margin, which we believe will occur in February 2021.

(11)

Pursuant to the instructions set forth to Item 402(f)(2) of Regulation S-K, which provides that the number of shares reported in this column shall be based on achieving target performance goals because our 2019 adjusted EBITDA margin of 12.5% does not exceed the 2020 threshold adjusted EBITDA margin, we set forth the number of shares representing the threshold amount for the award in this column.

(12)

The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date and the Grantee’s provision of three periods of Credited Service, but are still reflected on this table as unvested because they remained unvested as of December 31, 2019.

(13)

The TSR PRSUs underlying this award vest on the date on which the Compensation Committee performs the TSR Measurement, which shall occur within 30 days after December 31, 2021. We describe the TSR Measurement in detail in the CD&A section above.

(14)

The ultimate number of TSR PRSUs that vest under this award depends on the results of the TSR Measurement. The target amount for each of Ms. Salka, Mr. Scott, Mr. Henderson and Ms. Jackson for his or her equity incentive plan award granted on January 3, 2019 is 13,400, 4,101, 4,101 and 2,619, respectively. For the target amount of TSR PRSUs to be earned, Relative TSR under the TSR Measurement would need to equal the 50th percentile. The range of TSR PRSUs that may be earned by the identified named executive officer under this award is zero up to an amount equal to the product of (i) the target amount for such executive, multiplied by (ii) 1.75. The threshold amount equals 25% of the target amount. If we were to have conducted the TSR Measurement on December 31, 2019, Relative TSR would have measured at the 54th percentile. Based on those results, TSR PRSUs equal to the target amount would have been earned.

(15)

The adjusted EBITDA margin PRSUs underlying this award vest on January 3, 2022. The settlement date and the determination of the amount of shares actually vested will take place when the Compensation Committee determines our 2021 adjusted EBITDA margin, which we believe will occur in February 2022.

(16)

Pursuant to the instructions set forth to Item 402(f)(2) of Regulation S-K, which provides that the number of shares reported in this column shall be based on achieving the threshold performance goal because our 2019 adjusted EBITDA margin of 12.5% does not exceed the 2021 threshold adjusted EBITDA margin, we set forth the number of shares representing the threshold amount for the award.

(17)	The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date and the Grantee’s provision of three periods of Credited Service.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	61

EXECUTIVE COMPENSATION DISCLOSURE

Option Exercises and Stock Vested

The following table shows information regarding exercises of option awards to purchase our Common Stock and vesting of stock awards held by our named executive officers during 2019, as of December 31, 2019.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Susan R. Salka	193,949	$8,571,772	74,587	4,226,424
Brian M. Scott	—	—	59,148	3,304,694
Ralph S. Henderson	—	—	59,148	3,304,694
Denise L. Jackson	—	—	13,046	727,690
(1)	The amounts for Mr. Scott and Mr. Henderson includes 38,486 shares of Common Stock underlying a special grant awarded in 2015.
(2)

We calculate the “Value Realized on Vesting” by multiplying (i) the gross number of shares acquired on vesting prior to shares being withheld to cover taxes and (ii) the closing price of our Common Stock on the applicable vest dates.

Nonqualified Deferred Compensation

We adopted and maintain our Deferred Compensation Plan, which provides our executives, including our named executive officers, with the opportunity to defer up to 80% of their base salary and up to 90% of their bonus. The Deferred Compensation Plan also permits executives to defer the settlement date of their RSUs or PRSUs. Our named executive officers are excluded from participating in our 401(k) plan. In 2019, we matched up to 50% of the first 6% and 100% of the next 4% of the executive’s eligible compensation for a maximum match of 7% of the executive’s cash compensation. The Deferred Compensation Plan credits deferrals (other than deferrals of RSUs or PRSUs) with earnings or losses based upon the executive’s selection of 12 publicly traded mutual funds, which may change from time to time. The measurement funds through September 30, 2019 were: Vanguard VIF Total Bond Market Index, Fidelity VIP Investment Grade Bond, PIMCO VIT Real Return Portfolio, MFS VIT Value, Dreyfus Stock Index, American Funds IS Growth, JPMorgan IT Mid Cap Value, Janus Henderson VIT Enterprise, DFA VA U.S. Targeted Value, Vanguard VIF Small Company Growth, American Funds IS International and NVIT Government Money Market. Starting on October 1, 2019, the measurement funds are: BNY Mellon Bond Market Index, PGIM Total Return Bond Z, Invesco Diversified Dividend R5, Principal LargeCap Growth I R5, MFS Mid Cap Value R4, MassMutual Select Mid Cap Growth R5, Victory Sycamore Small Company Opp I, Hartford Small Cap Growth Y and Principal International Equity Index.

Executives may change their election of measurement funds on a daily basis. Additionally, beginning in 2014, the Deferred Compensation Plan permitted executives to invest in a Deferred Compensation Fixed Rate Fund, which provides an annual fixed rate of return that is generally set by the Company on January 1 of each year at 120% of the long-term Applicable Federal Rate. For 2019, the Company set the rate of return at 3.1% per annum. In 2019, the Company changed the rate of return to 3.9% per annum.

Benefits under the Deferred Compensation Plan are payable in a lump sum or in annual installments for a period of up to ten years beginning six months after the named executive officer’s separation from service. Executives may also select at the time of deferral to be paid upon a change in control or a fixed distribution date, which must be at least two years after the date of deferral. Benefits under the Deferred Compensation Plan are also payable if the executive experiences an unforeseen financial emergency. Deferrals of RSUs or PRSUs are settled in shares upon a fixed date selected by the executive or upon a separation from service or change in control.

The following table reflects contributions made by the named executive officers and matching contributions made by us under the Deferred Compensation Plan in fiscal year 2019 as well as the named executive officers’ aggregate earnings, withdrawals and balance information.

62	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at FYE ($) (4)

Susan R. Salka	197,483	126,820	792,386	—	11,441,143	(5)

Brian M. Scott	96,063	60,182	274,248	—	1,540,803

Ralph S. Henderson	179,404	60,182	236,264	—	1,951,635

Denise L. Jackson	62,581	43,807	344,449	—	1,865,590

(1)

The 2019 “Salary” and 2018 “Non-Equity Incentive Compensation” columns of the Summary Compensation Table include the contributions, as applicable, of the named executive officers set forth in this table.

(2)	We include the matching contributions made by us set forth in this column in the 2019 “All Other Compensation” column of the Summary Compensation Table.
(3)	Aggregate earnings are not reflected in the Summary Compensation Table. Additionally, any changes in the value of Common Stock underlying deferred vested awards are not included in this column.
(4)

To the extent our named officers made contributions or we made matching contributions to our named executive officers for the periods set forth in the Summary Compensation Table, such amounts are included (subject to increases or decreased earnings on such amounts) in this column.

(5)

This amount includes $6,308,451 representing the value of 101,243 shares of Common Stock underlying Ms. Salka’s deferred vested equity awards in her deferred compensation account, which is calculated based on our Common Stock price of $62.31 per share, the closing price on December 31, 2019.

Termination of Employment and Change in Control Arrangements

MS. SALKA’S EMPLOYMENT AGREEMENT

We are party to an employment agreement with Ms. Salka dated May 4, 2005, as amended February 6, 2008. The employment agreement provides that Ms. Salka will serve as our President and CEO. For her services in that capacity, Ms. Salka (1) receives a base salary that we may increase annually at our discretion, (2) is eligible to receive an annual bonus subject to meeting certain performance-based criteria, and (3) is eligible to participate in our equity plans, employee benefit plans and other benefits programs provided in the same manner and to the same extent as our other senior management. The term of Ms. Salka’s employment agreement ends May 4, 2020 and automatically renews unless a party gives notice 120 days prior to the expiration date that such party does not wish to extend the term of the employment agreement.

The employment agreement provides that Ms. Salka will receive severance benefits under the following three circumstances:

(1)

Death or Disability. In the event of her disability or death, Ms. Salka or her estate, as applicable, would be entitled to a severance payment equal to the sum of (A) two times her then-current annual base salary (payable not later than 30 days following termination of employment), and (B) an amount equal to the average of bonuses earned for the three most recent fiscal years (“Average Bonus”) by her (payable when bonuses are paid to our other executive officers).

(2)

Termination for Reason Other than for Cause or Resignation for Good Reason. If we terminate Ms. Salka’s employment for any reason other than for “cause,” (6) or if she terminates her employment for “good reason,” (7) Ms. Salka would be entitled to receive from us, not later than 30 days following termination of employment, a lump sum amount equal to the sum of (A) two times her then-current annual base salary, and (B) two times her Average Bonus.

(3)

Change in Control. If, within one year following a “change in control,” (8) we terminate Ms. Salka for any reason other than for cause, or if she terminates her employment for good reason, she would be entitled to receive, as soon as reasonably practicable following her termination, a lump sum amount equal to the sum of (A) three times her then-current annual base salary, and (B) three times her Average Bonus. In addition, any unvested shares of RSUs, PRSUs, unvested options or other equity-based compensation awards held by Ms. Salka would automatically become 100% vested upon any “change in control” (as defined in Ms. Salka’s equity award agreements and the Equity Plan).

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	63

EXECUTIVE COMPENSATION DISCLOSURE

Additionally, under each of the above scenarios, Ms. Salka and her eligible dependents are entitled to continue to participate for two years in our medical, life, dental and disability insurance plans to the extent such plans permit continued participation (with Ms. Salka continuing to pay premiums in respect of such coverage that she was paying prior to termination).

Under some circumstances, amounts payable under Ms. Salka’s employment agreement are subject to a full “gross-up” payment to make her whole if she is deemed to have received “excess parachute payments” under Section 4999 of the Code. The employment agreement has not been amended in recent years; however, in 2009, we committed to cease entering into employment agreements with tax gross-ups. Payment of all or a portion of the amounts set forth above may be delayed six months following her termination, if necessary to comply with the requirements of Section 409A of the Code. The employment agreement requires Ms. Salka to release any claims against us. The employment agreement also contains a confidentiality provision and a provision requiring Ms. Salka not to solicit our employees during its term and for a period of two years thereafter.

(6)

“Cause” is defined in the employment agreement as a termination of employment by us due to Ms. Salka’s (i) commission of an act of fraud or embezzlement against us or any of our subsidiaries or conviction in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement; (ii) conviction in a court of law, or guilty plea or no contest plea, to a felony charge; (iii) willful misconduct as our employee or as an employee for any of our subsidiaries that is reasonably likely to result in injury or financial loss to us or our subsidiaries; (iv) willful failure to render services to us or any of our subsidiaries in accordance with her employment duties, which amounts to a material neglect of duties to us and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice; or (v) material breach of certain covenants of the employment agreement, if not cured within 30 days after written notice.

(7)

“Good Reason” is defined in the employment agreement as (i) a material breach by us of the employment agreement with the exception of certain provisions thereto not cured within 30 days after the Board’s receipt of written notice of such non-compliance; (ii) the assignment to Ms. Salka without her consent of duties materially and adversely inconsistent with her position, duties or responsibilities, or a change in her title or office, or any removal of her from any of such positions, titles or offices, or any failure to elect or reelect her as a member of the Board or any removal of her as such a member, subject to certain exceptions; or (iii) the relocation of our corporate headquarters from San Diego, California of more than 50 miles without her approval.

(8)

“Change in control” is defined in the employment agreement as occurring upon: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (2) our dissolution or liquidation; (3) the sale of all or substantially all of our business or assets; or (4) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of our shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) our shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” means the corporation resulting from a Business Combination, and “Parent Corporation” means the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

64	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

ARRANGEMENTS FOR CHIEF EXECUTIVE OFFICER

The following table sets forth illustrative examples of the payments and benefits Ms. Salka would have received if any of the circumstances described above occurred as of December 31, 2019.

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($) (1)	Value of Accelerated Equity Awards ($) (2)	TOTAL ($)

Termination of Employment by Us without Cause or by Ms. Salka for Good Reason Absent a Change in Control	2,000,000	1,849,551	41,211	—	3,890,762

Death or Disability	2,000,000	924,775	16,264	—	2,941,039

Termination of Employment by Us without Cause or by Ms. Salka for Good Reason with a Change in Control	3,000,000	2,774,326	41,211	9,223,812	15,039,349
(1)

Under the terms of Ms. Salka’s employment agreement, she and her eligible dependents may continue to participate for two years in our medical, life, dental and disability insurance plans to the extent such plans permit continued participation (with Ms. Salka continuing to pay premiums in respect of such coverage that she was paying prior to termination). For purposes of this column, we assume that all plans would permit continued participation and that Ms. Salka (or her eligible dependents in the event of her death) would continue to participate. We value the benefit at our estimated cost of two years of her and her dependents’ continued participation in the applicable plans.

(2)

We computed the value of accelerated equity awards using a share price of $62.31, the closing price of our Common Stock on December 31, 2019, the last trading day of the year. This column does not reflect awards that had already vested as of December 31, 2019. As set forth in the applicable equity award agreements, for TSR PRSUs, we have utilized the number of shares Ms. Salka would have received if the applicable TSR Measurements were performed on December 31, 2019; for adjusted EBITDA margin PRSUs we have utilized the target number underlying the awards based on 2020 or 2021 adjusted EBITDA margin and for the award based on 2019 adjusted EBITDA margin we have utilized the amount she would received based on our 2019 adjusted EBITDA margin.

EXECUTIVE OFFICER SEVERANCE AGREEMENTS

As of December 31, 2019, we were party to executive severance agreements with each of Ms. Jackson, Mr. Henderson and Mr. Scott, which are all virtually identical and provide that the applicable named executive officer will receive severance benefits if we terminate his or her employment without “cause,” or relocate his or her position to a locale beyond a 50-mile radius of their current office location (in either case, an involuntary termination).

If an involuntary termination occurs, but not within one year of a “change in control” (defined as in Ms. Salka’s employment agreement, see footnote 8, above), benefits include a cash payment equal to the applicable named executive officer’s then-current annual base salary, payment of a prorated portion of his or her Average Bonus and reimbursement for the COBRA health coverage for his or her health insurance for a one-year period (or until he or she becomes eligible for comparable coverage under another employer’s health plans, if earlier), less his or her share of premiums. If an involuntary termination occurs within one year of a change in control, the applicable named executive officer’s severance payment equals two times the sum of (A) his or her then-current annual base salary, plus (B) an amount equal to his or her Average Bonus. Each severance agreement contains a requirement that the named executive officer execute a general release in our favor as a condition to receiving the severance payments.

In addition, the named executive officers can resign their employment for “good reason(9)” after a “change in control” and generally receive the same severance benefits described in the preceding paragraph.

(9)

On and after a “change in control,” “good reason” means the occurrence of any of the following events without the named executive officer’s express written consent: (i) a material reduction in his or her base salary or target annual bonus compensation as in effect on the date immediately prior to a change in control, (ii) the Company’s assignment to the named executive officer without his or her consent of duties materially and adversely inconsistent with the named executive officer’s position, duties or responsibilities as in effect immediately before the change in control, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the named executive officer’s title or office, as then in effect, or any removal of the named executive officer from any of such positions, titles or offices, or (iii) our relocation of the named executive officer’s principal place of employment to a locale that is more than fifty (50) miles from his or her principal place of employment immediately prior to the change in control; provided, however that a relocation to the Company’s Dallas, Texas offices shall not trigger any severance obligation by the Company.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	65

EXECUTIVE COMPENSATION DISCLOSURE

The following table sets forth illustrative examples of the payments and benefits Mr. Scott, Mr. Henderson and Ms. Jackson would have received if any of the circumstances described above occurred as of December 31, 2019.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

ARRANGEMENTS OTHER EXECUTIVE OFFICERS

BRIAN M. SCOTT

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($) (1)	TOTAL ($)
Involuntary Absent a Change in Control	505,000	415,884	10,864	—	931,748
Involuntary Within One Year of a Change in Control	1,010,000	831,769	10,864	3,029,014	4,881,646

RALPH S. HENDERSON

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($) (1)	TOTAL ($)
Involuntary Absent a Change in Control	505,000	370,434	11,890	—	887,324
Involuntary Within One Year of a Change in Control	1,010,000	740,869	11,890	3,029,014	4,791,772

DENISE L. JACKSON

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($) (1)	TOTAL ($)
Involuntary Absent a Change in Control	430,000	249,889	11,316	—	691,205
Involuntary Within One Year of a Change in Control	860,000	499,779	11,316	1,639,937	3,011,032

(1)

Pursuant to the terms of the equity award agreements with our named executive officers, upon a change in control of the Company, all of their unvested equity awards become vested and exercisable regardless of whether there is a termination of employment. We have included the value of accelerated vesting of each named executive officer’s equity awards in the table above. For this purpose, we used $62.31, the closing price of our Common Stock on December 31, 2019. This column does not reflect awards that had already vested as of December 31, 2019. As set forth in the applicable equity award agreements, for TSR PRSUs, we have utilized the number of shares the named executive officers would have received if the applicable TSR Measurements were performed on December 31, 2019; for adjusted EBITDA margin PRSUs we have utilized the target number underlying the awards based on 2019 and 2020 adjusted EBITDA margin and for the award based on 2019 adjusted EBITDA margin we have utilized the amount the executive received based on our 2019 adjusted EBITDA margin.

66	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXECUTIVE COMPENSATION DISCLOSURE

CEO Pay Ratio

At AMN, we are committed to internal pay equity and equal pay based on role, qualifications, experience and merit, without regard to any legally-protected classifications. We design our compensation programs to be consistent and internally equitable to motivate employees to continue to perform in ways that enhance shareholder value. To this end, our Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees and takes into consideration the substantial amount of variable compensation that is tied to the Company’s performance. In 2019, 80% of our CEO’s compensation was at risk in the form of performance-based incentive cash and equity. For more details surrounding our executive compensation practices, please visit the subsection titled “Compensation Program Philosophy and Objectives” within the Compensation Discussion and Analysis above.

In August 2015, the SEC adopted rules implementing the “CEO pay ratio” disclosure requirements that were mandated by Congress pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The new rules require registrants to disclose the ratio of the median employee’s annual total compensation to the CEO’s annual total compensation. Our CEO pay ratio is calculated in accordance with the SEC’s final rules regarding the CEO pay ratio disclosure requirements promulgated pursuant to Item 402(u) of Regulation S-K.

In 2017, we identified our employee population for the purposes of calculating our CEO pay ratio as of October 27, 2017. On this date, we had approximately 2,879 corporate employees. During the fourth quarter of 2017, we had an average of (1) 9,234 nurses, allied and other clinical healthcare professionals, (2) 384 executive and clinical leadership interim staff, and (3) 349 medical coding professionals and case managers contracted to work for us. This does not include our locum tenens, all of whom are independent contractors and not our employees.

To identify our median employee, we examined the 2017 total cash and equity compensation for all full-time, part-time, temporary and seasonal employees, excluding our CEO and including the healthcare professionals mentioned above, as of October 27, 2017. Wages were annualized for full-time corporate employees that were not employed by us for the entire calendar year. Compensation for our healthcare professionals was not annualized. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ total cash and equity compensation and used this consistently applied compensation measure to identify our median employee.

After identifying the median employee, we calculated his/her annual total compensation using the same SEC rules we use for calculating the annual total compensation of our named executive officers, as set forth in the Summary Compensation Table of the Executive Compensation Disclosure section above.

Pursuant to SEC rules, we substituted a different employee whose compensation was substantially similar to the median employee we identified in 2017 for the purposes of calculating our 2018 CEO pay ratio because our previously identified median employee was no longer employed by the Company at the end of 2018. When calculating our 2019 CEO pay ratio, we analyzed the 2019 compensation for the same individual identified in 2018 and determined that this employee’s 2019 compensation was not a reasonable reflection of the Company’s median employee because of the impact that this employee’s commission compensation had on his 2019 compensation. As a result, we substituted a different employee whose compensation was substantially similar to the median employee that we identified in 2017 as our median employee for purposes of calculating our ratio in 2019, as permitted by SEC guidance.

In 2019, the total compensation of our median employee was $55,343, and our CEO’s annual total compensation was $5,714,525, of which $3,993,751 was variable compensation based on the performance of the Company. The resulting ratio of the total annual compensation of our median employee compared to the total annual compensation of our CEO in 2019 is 103:1.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	67

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE

COMPENSATION

Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As previously disclosed, the Board has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next shareholder advisory vote will occur at our 2020 Annual Meeting of Shareholders.

As described in detail in the Compensation Discussion and Analysis section above, we design our executive compensation programs to, among other things, attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, we reward our named executive officers for the Company’s successful performance, the achievement of specific annual, long-term and strategic goals, and the realization of increased value for our shareholders. The executive compensation packages paid to our named executive officers are substantially tied to our key business objectives and total shareholder return, to align with the interests of our shareholders. The Board maintains oversight over our executive pay programs and adheres to the highest level of corporate governance with their design. To this end, they closely monitor evolving best practices, including the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs do not fall outside of the normal range of relevant market practices.

We have two shareholder approved performance incentive plans; cash and equity. We use these performance incentive plans to motivate, retain and reward our executives. These performance incentive plans make up a majority of the pay we provide to our executives. As a result of this pay-for-performance focused structure, our named executive officers generally realized an amount above their target compensation from 2017 – 2019. During this three-year period, we delivered strong financial and operational results and our Common Stock price appreciated approximately 62% on a cumulative basis during the three-year period ended December 31, 2019, compared to 28% and 53% during this same period for the Russell 2000 and S&P 500,1 respectively. We believe our performance pay structure appropriately incents executives without excessive risk. In 2019, the Company, as it has done for the past several years, utilized TSR PRSUs and adjusted EBITDA growth PRSUs as its performance incentive vehicles.

We ask that you support the compensation of our named executive officers as disclosed in our Compensation Discussion and Analysis and the accompanying tables contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and narrative disclosure.”

Because your vote is advisory, it will not bind us, the Compensation Committee, or our Board. However, our Board and our Compensation Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs and policies.

(1)

The total returns reflected are as of December 31, 2019 and calculated by combining share price appreciation and dividends paid to show the total return to shareholders expressed as an annual percentage. Sources include: S&P Dow Jones Indices and FactSet.

68	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	69

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP (“KPMG”) is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board to fulfill its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to the Board, it has relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, KPMG, included in its report on the Company’s consolidated financial statements.

The Audit Committee is responsible for the appointment, subject to shareholder ratification, of the Company’s independent registered public accounting firm. The members of the Audit Committee are independent as defined by Section 303A of the NYSE Listed Company Manual.

In this context, the Audit Committee has reviewed and discussed with management, its report on the effectiveness of the Company’s internal control over financial reporting as well as KPMG’s report related to its audit of (i) the consolidated financial statements; and (ii) the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with KPMG’s independence. KPMG advised the Audit Committee that KPMG was and continues to be independent accountants with respect to the Company.

The Audit Committee discussed with KPMG the overall scope and plans for its audits. The Audit Committee has met with KPMG, with and without management present, to discuss the results of its audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Audit Committee Members
Mark G. Foletta Financial Expert
Andrew M. Stern Financially Literate
Daphne E. Jones Financially Literate
Teri G. Fontenot Financial Expert

70	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT PUBLIC ACCOUNTING FIRM

PROPOSAL 3

RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board proposes and recommends that the shareholders ratify this appointment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as our principal independent registered public accounting firm for 2019. We expect representatives from KPMG to be present at the Annual Meeting. They will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions. The following sets forth the fees paid or accrued for audit services and the fees paid for audit-related, tax and all other services rendered by KPMG for each of the last two years:

Audit Fees

KPMG billed $2,307,320 and $2,204,925 for audit fees in 2019 and 2018, respectively. Audit fees consist of fees for professional services rendered in connection with the (i) annual audits of our consolidated financial statements, and the effectiveness of internal control over financial reporting and (ii) reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

KPMG billed $45,474 and $48,968 for audit-related services in 2019 and 2018, respectively. Audit-related fees consist principally of fees not reported under the “Audit Fees” heading, including fees in respect of accounting consultations.

Tax Fees

KPMG billed (1) $373,730 in 2019 for professional services rendered primarily relating to consultations in connection with an audit of the Company by the California State Franchise Tax Board, research and development credits and state sales and use tax compliance, and (2) $412,974 in 2018 for professional services rendered primarily relating to consultations in connection with an audit of the Company by the Internal Revenue Service and tax consultations related to research and development credits.

All Other Fees

We did not incur any other fees billed by KPMG in 2019 or 2018.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2017 and 2018, the Audit Committee approved all fees billed by KPMG prior to the engagement.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	71

PROPOSAL 4: REDUCE THE THRESHOLD NECESSARY TO CALL A SPECIAL MEETING OF SHAREHOLDERS

PROPOSAL 4

REDUCE THE THRESHOLD NECESSARY TO CALL A SPECIAL MEETING OF SHAREHOLDERS

After careful consideration, the Board recommends that shareholders vote FOR the amendment to the Company’s Bylaws to enable shareholders who continuously own at least 15% of the Company’s outstanding common stock for at least one year to call special meetings.

The Company is asking shareholders to approve an amendment (the “Special Meeting Bylaws Amendment”) to the Company’s Bylaws to permit shareholders of record who continuously for at least one year own, in the aggregate, at least 15% of the Company’s outstanding common stock to call a special meeting of shareholders. The Special Meeting Bylaws Amendment would (i) lower the ownership threshold to permit shareholders who own at least 15% of our outstanding common stock to call a special meeting of shareholders, and (ii) add a requirement that eligible shareholders continuously own their common stock for one year in order to satisfy the 15% threshold.

The Board believes that special meetings of shareholders should be extraordinary events that are held only when strategic concerns or other similar considerations require that the matters to be addressed not be delayed until the next annual meeting. Moreover, because special meetings are expensive and time-consuming for the Company and potentially disruptive to its normal business operations, the Board believes that a small percentage of shareholders should not be entitled to utilize the right to call a special meeting for their own interests, which may not be shared by the majority of the Company’s shareholders. The Board will continue to have the ability to call special meetings of the shareholders in other instances when they determine it is appropriate.

In light of these considerations and based on the fact that approximately 83% and 76% of all of the S&P and Russell 3000 companies, respectively, that offer a special meeting right to shareholders have a threshold that is equal to or greater than 15%, the Board believes that establishing an ownership threshold of at least 15% for shareholders to call a special meeting reflects best practices and achieves a reasonable balance between enhancing shareholder rights and adequately protecting the long-term interests of the Company and its shareholders. The Board believes that an ownership threshold of at least 15% is appropriate based on the Company’s current size and shareholder composition, as it would provide the Company’s shareholders with a meaningful right to request a special meeting, while mitigating the risk that corporate resources are wasted to serve the narrow self-interests of a few minority shareholders. The Board also believes that adding a one year holding requirement for eligible shareholders to satisfy the 15% special meeting threshold ensures that shareholders seeking to call a special meeting are doing so with the long-term interests of the Company and its shareholders in mind.

The Board has determined that the Special Meeting Bylaws Amendment is advisable and in the best interests of the Company and its shareholders and has directed that it be submitted to the Company’s shareholders for approval. The text of the Special Meeting Bylaws Amendment proposed by this Proposal is attached to this proxy statement as Annex A. If this Proposal 4 is approved by a majority of the shares entitled to vote and present or represented by proxy at the Annual Meeting and Proposal 5 is not, the Special Meeting Bylaws Amendment would become immediately effective. If, however, Proposals 4 and 5 are both approved by a majority of the shares entitled to vote and present or represented by proxy at the Annual Meeting, the Board intends to solicit feedback from our shareholders and then act in manner that it deems to be in the best interests of the Company and its shareholders to reasonably implement each proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REDUCTION OF THE SPECIAL MEETING THRESHOLD IN THE COMPANY’S BYLAWS TO 15% SUBJECT TO A ONE YEAR HOLDING REQUIREMENT

72	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

PROPOSAL 5: SHAREHOLDER PROPOSAL

PROPOSAL 5

SHAREHOLDER PROPOSAL

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of at least $2,000 in market value of AMN’s Common Stock, intends to submit the following proposal at the Annual Meeting.

AMN is not responsible for the accuracy or content of this shareholder proposal, which is presented as received from the proponent in accordance with SEC rules.

“Proposal 5 – Make Shareholder Right to Call Special Meeting More Accessible

Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting (or the lowest percentage under state law). The Board of Directors would continue to have its existing power to call a special meeting.

Adoption of this proposal topic could include a provision that the current 20% stock ownership threshold would still apply if a single shareholder calling for a special meeting owned 10% or more of AMN Healthcare stock.

A 10% stock ownership threshold is also important because the current 20% stock ownership threshold for shareholders to call a special meeting may be unreachable due to time constraints and the detailed technical requirements that can trip up half of shareholders who want a special shareholder meeting. Thus the 20% stock ownership threshold to call a special meeting can be a 40% stock ownership threshold to call a special meeting for practical purposes after our company attorneys do the screening out process.

This proposal topic with the 10% stock ownership threshold won 44%-support at our 2018 annual meeting. The 2018 proposal did not have the following provision that is in this proposal: Adoption of this proposal topic could include a provision that the current 20% stock ownership threshold would still apply if a single shareholder calling for a special meeting owned 10% or more of AMN Healthcare stock.

Making the right to call a special meeting more accessible to shareholders is showing increased support. For instance this proposal topic won 51% support at O’Reilly Automotive, Inc. (ORLY) in 2019.

Please vote to improve shareholder engagement:

Make Shareholder Right to Call Special Meeting More Accessible – Proposal 5”

The Board of Director’s Statement in Opposition

The Board has carefully considered the proponent’s proposal to reduce the threshold to call a special meeting from the current 20% threshold to 10% (or the lowest percentage under state law or 20%, if a single shareholder requesting a special meeting holds 10% or more Company shares). The Board does not find it to be in the best interests of our shareholders for the following reasons: (1) it applies different thresholds for different shareholders (i.e., those holding more than 10% and those holding less than 10%) creating an implied class system of shareholders, (2) it is confusing and creates uncertainty regarding the threshold necessary given the reference to state law; (3) it would allow a small minority of shareholders to create a financial and administrative burden on all of our shareholders and the Company, and (4) we are committed to corporate governance and, in addition to the special meeting right, provide a number of other ways for shareholders, including the proponent, to express their views on the Company and its Board.

In addition and in an effort to continually consider and implement corporate governance best practices, we engaged with the proponent of this Proposal and proposed terms that we believe constitute best practices, eliminates confusion associated with this Proposal’s multiple circumstantial thresholds, and promotes the long term interest of our shareholders. After coming to what we believed to be an agreement with the proponent, our Board acted in good faith to amend the Company’s bylaws as agreed and in full expectation that this Proposal would be withdrawn. However, after filing the Form on 8-K disclosing the amendment, the proponent elected not to withdraw, as we believe we had agreed.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	73

PROPOSAL 5: SHAREHOLDER PROPOSAL

We also note that a similar proposal submitted by this same proponent to decrease the special meeting threshold to 10% was voted down only two years ago. At that time, we engaged with our shareholders to discuss the Company’s current threshold of 20%. Our shareholders did not express concern regarding the 20% threshold requirement, especially in light of the Company’s strong corporate governance record and consistent engagement and transparency with its shareholders.

For these and the other additional reasons set forth below, your Board unanimously recommends that you vote AGAINST this proposal 5.

Reducing the threshold from 20% to 10% (or another unspecified “lowest percentage under state law”) applies different thresholds for different shareholders resulting in classification of shareholders, is confusing and creates uncertainty, and would allow a small minority (i.e., 10%) to create a financial and administrative burden on all of our shareholders and the Company, even with the carve-out for a single large shareholder.

While the Board supports giving shareholders a meaningful ability to call special meetings, the Board believes that this proposal does not appropriately balance the interests of all shareholders. The lower 10% (or another “lowest percentage under state law”) threshold requested by this proposal would increase the risk that a small minority of shareholders with special interests could trigger the heavy expenses and distraction from the business to convene a special meeting on matters that are not widely viewed as important or could efficiently be addressed at the next annual meeting. The shareholder proposal attempts to remedy this by providing that if a shareholder with 10% or more of Company shares requests a special meeting, then a 20% threshold would apply. However, this is inadequate and does not, for example, protect against the 9.9% shareholder who would only need to solicit the votes of additional 0.1% of shareholders to call a special meeting while a 10.1% shareholder would need to solicit vote of an additional 9.9%. We also believe that this proposal is confusing and provides different thresholds for different shareholders, which we do not believe to be a standard governance practice.

Our Board believes that the current 20% threshold is equal or better than most of our peers. Of all the S&P 500 and Russell 3000 companies that offer a special meeting rights, approximately 75% and 73%, respectively have a threshold that is equal to or greater than ours and approximately 83% and 76% have a threshold that is equal to or greater than 15%.

Given the Company’s demonstrated commitment to effective corporate governance, there are a number of other ways for shareholders to express their views in addition to a special meeting right. Therefore, the changes requested by this Proposal are unnecessary.

The Board believes that the Company’s commitment to ongoing and consistent dialogue with shareholders, combined with the following corporate governance practices, sufficiently serve to protect shareholders. This includes allowing multiple paths for shareholders to express their views to the Board, all without the added risks and expenses associated with a 10% (or lower) special meeting threshold:

•	“Proxy access” right to nominate directors

•	Annual director elections

•	Action by written consent

•	No supermajority voting requirement

•	No poison pill

•	No classified common stock

For all the above reasons, the proponent’s proposed 10% or unspecified lower threshold for shareholders to convene a special meeting, even with the application of the 20% threshold for a single shareholder holding 10% or more Company shares, is unnecessary and not in shareholders’ best interest.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

74	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

SECURITY OWNERSHIP AND OTHER MATTERS

SECURITY OWNERSHIP AND OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 24, 2020 (the “Record Date”) regarding (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each director and director nominee of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes shares that each such person or group had the right to acquire within 60 days following the Record Date, including upon the exercise of options or warrants. Where applicable, we calculate the percentage of Common Stock beneficially owned by including the number of shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date in both the numerator and the denominator.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1)		%
The Vanguard Group (2)		%
Susan R. Salka (3)		*
R. Jeffrey Harris (4)		*
Dr. Michael M.E. Johns (6)		*
Andrew M. Stern (5)		*
Martha H. Marsh (7)		*
Brian M. Scott (8)		*
Ralph S. Henderson (8)		*
Douglas D. Wheat (9)		*
Mark G. Foletta (10)		*
Denise L. Jackson (8)		*
Daphne E. Jones (11)		*
Teri G. Fontenot (12)
All directors, director nominees and executive officers as a group		%

*	Less than 1%.
(1)

Of the              shares of Common Stock BlackRock, Inc. beneficially owns, it has sole voting power over              shares of Common Stock and sole dispositive power over              shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. Ownership amount and other information contained in this table and accompanying footnote for BlackRock, Inc., including voting power and dispositive power information, are based solely on information contained in the Schedule 13G/A (Amendment No. 11) filed by BlackRock, Inc. with the SEC on January    , 2020.

(2)

Of the              shares of Common Stock The Vanguard Group (“Vanguard”) beneficially owns, it has sole voting power over              shares, shared voting power over              shares, sole dispositive power over              shares and shared dispositive power over              shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Ownership amount and other information contained in this table and accompanying footnote for Vanguard, including voting power and dispositive power information, are based solely on information contained in the Schedule 13G/A (Amendment No. 5) filed by Vanguard with the SEC on February    , 2020.

(3)

Includes (A)              shares of Common Stock owned directly by Ms. Salka and (B)              shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date, which are shares she had a right to receive on the Record Date if she exercised all              of her vested SARs on the Record Date. Ms. Salka also has              vested RSUs that are deferred until her separation from service. Under the terms of the applicable award agreements, if Ms. Salka is a “specified employee” within the meaning of Section 409A of the Code, which she is, the distribution of her Common Stock would be delayed six months and one day. Accordingly, we have not included her              deferred vested RSUs and PRSUs in the table above because she would have no right to receive such shares within 60 days of the Record Date even if her employment with us terminated on the Record Date. If we were to include such amounts, the number of shares beneficially owned by her as set forth in this table would be increased by the corresponding amount.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	75

SECURITY OWNERSHIP AND OTHER MATTERS

Additionally, in accordance with our policy, directors and named executive officers are not permitted to pledge, hypothecate or otherwise place liens on any equity securities of the Company that they own (or to engage in any hedging transactions involving our equity securities). Accordingly, no shares of Common Stock identified as beneficially owned in this table by our named executive officers and directors are pledged as security.

(4)

Includes (A)          shares of Common Stock owned directly by Mr. Harris and (B)          shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date, which          shares consist of (i)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (iii)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(5)

Includes (A)          shares of Common Stock owned directly by Mr. Stern and (B)          shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date, which          shares consist of (i)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(6)

Includes (A)          shares of Common Stock owned directly by Dr. Johns and (B)          shares of Common Stock deemed to be beneficially owned by Dr. Johns by reason of the right to acquire such shares within 60 days following the Record Date, which          shares consist of (i)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(7)

Includes (A)          shares of Common Stock owned directly by Ms. Marsh and (B)          shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date, which          shares of Common Stock consist of (i)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until her separation from service and (iii)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(8)	All shares of Common Stock reflected in this row are owned directly by the named executive officer.
(9)

Includes (A)          shares of Common Stock owned directly by Mr. Wheat and (B)          shares of Common Stock deemed to be beneficially owned by Mr. Wheat by reason of the right to acquire such shares within 60 days following the Record Date, which          shares consist of (A)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (B)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(10)

Includes (A)          shares of Common Stock owned directly by Mr. Foletta and (B)          shares of Common Stock deemed to be beneficially owned by Mr. Foletta by reason of the right to acquire such shares within 60 days following the Record Date, which          shares consist of (i)          shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii)          shares of Common Stock underlying RSUs that will vest within 60 days of the Record Date.

(11)	Includes shares of Common Stock underlying RSUs that were granted to Ms. Jones in connection with her appointment to the Board and will vest within 60 days of the Record Date.
(12)	Includes shares of Common Stock underlying RSUs that were granted to Ms. Fontenot in connection with her appointment to the Board and will vest within 60 days of the Record Date.

76	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

SECURITY OWNERSHIP AND OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act generally requires our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and shareholders who own greater than 10% of our

Common Stock are required by SEC rules to furnish us with copies of Section 16(a) forms they file. We believe that all of our directors, named executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2019.

Shareholder Proposals for the 2021 Annual Meeting of Shareholders

From time to time, shareholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next annual meeting of shareholders. Any shareholder who desires to bring a proposal at our 2021 Annual Meeting of Shareholders without including such proposal in our proxy statement must deliver written notice to our Secretary not before December 23, 2020 and not later than January 22, 2021. We must receive shareholder proposals intended to be included in the 2021 proxy statement no later than November 11, 2020.

The shareholder proposals must comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

If a shareholder proposal is not properly submitted for inclusion in the 2021 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of our Bylaws), management will be permitted to vote proxies in its discretion if it advises shareholders in the 2021 proxy statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Shareholders will receive with this proxy statement a copy of our Annual Report including the financial statements set forth in our annual report on Form 10-K, as filed with the SEC for the fiscal year ended December 31, 2019 and certain exhibits thereto.

Shareholders may request additional copies by sending a written request to AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attn: Denise L. Jackson, Chief Legal Officer and Corporate Secretary.

Delivery of Proxy Statement, Annual Report or Notice of Internet Availability

We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials (the “Notice”) by delivering a single copy of these documents to an address shared by two or more shareholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to shareholders who share an address with another shareholder, unless contrary instructions were received prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our annual report and/or our Notice, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. To make such a request, please contact our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 866-871-8519. If your Common Stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please contact us as indicated above.

Shareholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our Notices may do so by contacting our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 866-871-8519.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	77

SECURITY OWNERSHIP AND OTHER MATTERS

Other Business

The Board does not know of any other matter that will come before the Annual Meeting other than those described in this proxy statement. If any other matters properly come up before the Annual Meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

78	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

GENERAL INFORMATION

GENERAL INFORMATION

When and where is the Annual Meeting?

Our 2020 Annual Meeting will be held at our offices located at 8840 Cypress Waters Boulevard, Suite 300, Dallas, Texas 75019 on Wednesday, April 22, 2020,

at 8:30 a.m. Central Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting.

What is “Notice and Access” and why does AMN use it?

We are making the proxy solicitation materials available to our shareholders electronically via the Internet under the Notice and Access rules and regulations of the SEC. On or about March 11, 2020, we will mail to our shareholders the Notice in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our shareholders on or about March 11, 2020. The Notice includes information on how to access and review the proxy materials and how to vote online. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials.

Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Electronic delivery decreases costs, expedites distribution, and reduces our environmental impact. Environmental stewardship is a component of our Corporate Social Responsibility Program, and we encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting. Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.

Why am I receiving these proxy materials?

We are providing these proxy materials in connection with the solicitation of proxies on behalf of our Board for use at the Annual Meeting. This proxy statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. You may specify your choices by marking the appropriate boxes on your proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our Common Stock, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions on how to (1) view our proxy materials for the Annual Meeting on the Internet, and (2) instruct us to send proxy materials to you by email. The proxy materials are also available under the “Investor Relations” tab on our website at www.amnhealthcare.com. Choosing to access our proxy materials electronically will save us the cost of printing and mailing documents to you, and will reduce the impact of our annual meetings on the environment.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	79

GENERAL INFORMATION

What is included in the proxy materials?

Our proxy materials include:

•	Our Notice of Annual Meeting of Shareholders,

•	This proxy statement, and
•	Our 2019 Annual Report including the financial statements set forth in our annual report on Form 10-K.

If you receive a paper copy of these materials by mail, the proxy materials will also include a proxy card.

Who pays the cost of soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board by mail, telephone, email or other electronic means or in person, and we will pay the solicitation costs. We have retained Morrow Sodali LLC, a proxy solicitation firm, to assist us in soliciting proxies and have agreed to pay them a fee of $9,000 for these services, plus reasonable out-of-pocket expenses.

Who is entitled to vote at the Annual Meeting?

In accordance with our Bylaws, the Board has fixed the close of business on February 24, 2020, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, the outstanding number of our voting securities was 46,854,444 shares. Each shareholder is entitled to one vote for each share of Common Stock he or she held as of the Record Date. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

What matters will be addressed at the Annual Meeting?

At the Annual Meeting, shareholders will be asked:

•	To elect the eight directors nominated by the Board and named in this proxy statement,

•	To approve, by non-binding advisory vote, the compensation of our named executive officers,

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020,
•	To approve the proposal to reduce the threshold necessary to call a special shareholders meeting from 20% to 15%, subject to a one year holding requirement, and

•

To transact such other business, including consideration of a shareholder proposal, if properly presented, as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

80	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

GENERAL INFORMATION

What is the vote required for each proposal and what are my choices?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1: Election of eight directors	Majority of the votes cast	No

Proposal 2: Advisory vote on executive compensation	Majority of the shares entitled to vote and present or represented by proxy	No

Proposal 3: Ratification of auditors for fiscal year 2020	Majority of the shares entitled to vote and present or represented by proxy	Yes

Proposal 4: Reduce the ownership threshold necessary to call a special meeting of shareholders	Majority of the shares entitled to vote and present or represented by proxy	No

Proposal 5: Shareholder Proposal – Make Shareholder Right to Call Special Meeting More Accessible	Majority of the shares entitled to vote and present or represented by proxy	No

With respect to Proposal 1, the election of directors, you may vote FOR, AGAINST or ABSTAIN. Our Bylaws require that in an election where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person or by proxy). A “majority of votes cast” means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In accordance with our Bylaws, the following do not count as votes cast: (a) a share whose ballot is marked as withheld, (b) a share otherwise present at the meeting, but for which an ABSTAIN vote was cast, and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected.

An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve as a holdover director, but will tender his or her resignation to the Board. Within 90 days after the date of the certification of the election results, the Governance and Compliance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on the Governance and Compliance Committee’s recommendation and publicly disclose its decision and rationale.

With respect to Proposals 2, 3, 4 and 5 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3, 4 or 5, the ABSTAIN vote will have the same effect as an AGAINST vote.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR: the election of the eight directors nominated by the Board and named in this proxy statement,

•	FOR: the approval, on a non-binding advisory basis, of the compensation of our named executive officers,

•	FOR: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020,
•	FOR: the reduction of the ownership threshold necessary to call a special meeting of shareholders, and

•	AGAINST: the shareholder proposal to reduce the ownership threshold necessary to call a special meeting of shareholders.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	81

GENERAL INFORMATION

How do I vote my shares?

•

ONLINE: by following the Internet voting instructions included in the proxy package sent to you (or by going to www.proxyvote.com and following the instructions) at any time up until 11:59 p.m. Eastern Time, on the day before the date of the Annual Meeting.

•

CALL: by following the telephone voting instructions included in the proxy package sent to you (i.e., by calling 1 (800) 690-6903 and following the instructions) at any time up until 11:59 p.m. Eastern Time on the day before the date of the Annual Meeting.

•

MAIL: if you have elected to receive a printed copy of the proxy materials from us, by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•

IN PERSON: in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a beneficial owner and your shares are held through a broker, you should follow the instructions in the Notice provided by your broker, or your broker should provide instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as applicable. You may vote your shares beneficially held through your broker in person if you attend the Annual Meeting and you obtain a valid proxy card from your broker giving you the legal right to vote the shares at the Annual Meeting.

What is the difference between shareholder of record and beneficial owner?

Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares as described below.

What will happen if I do not vote my shares?

Shareholders of Record. If you are the shareholder of record and you do not vote by proxy card, telephone, Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner and you do not direct your broker or nominee on how to vote your shares, your broker or nominee may vote your shares only on those proposals for which it has discretion to vote. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2, 4 and 5. We believe that Proposal 3 — ratification of our auditor — is a routine matter for which brokers and nominees can vote on behalf of their clients when voting instructions are not furnished by their clients.

82	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

GENERAL INFORMATION

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the

Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum nor will it impact any vote that requires a majority of the votes cast (Proposal 1) or any proposal that requires the majority of the shares entitled to vote and present or represented by proxy (Proposals 2, 3, 4 and 5).

May I revoke my proxy or change my vote?

Yes, you may revoke a proxy you have given at any time before it is voted at the Annual Meeting by (1) sending our Corporate Secretary a letter revoking the proxy, which must be received prior to the Annual Meeting, or (2) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting does not, standing alone, constitute your revocation of a proxy.

You may change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote by telephone or over the Internet by 11:59 p.m. Eastern Time on the date before the day of the Annual Meeting, or (b) sending a new proxy card with a later date that is received prior to the Annual Meeting.

How can I find the results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will publish final results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	83

EXHIBIT A

EXHIBIT A TO PROXY STATEMENT

Information Required to Have a Nominee of a Shareholder Considered by the Corporate Governance and Compliance Committee for Election at the 2021 Annual Meeting of Shareholders

To have a nominee considered by the Corporate Governance and Compliance Committee for election at the 2021 Annual Meeting of Shareholders, a shareholder must submit the recommendation with the information set forth below in writing to our Secretary at our corporate headquarters no later than January 22, 2021 and no sooner than December 23, 2020.

•	The name and address of the candidate; and

•

A brief biographical description of the candidate, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate taking into account the qualifications requirements set forth in our Governance Guidelines as well as:

(1)

the name and address, as they appear on our books, of the shareholder and the name and address of any beneficial owner on whose behalf a nomination is being made and the names and addresses of their affiliates,

(2)	the class and number of shares of stock held of record and beneficially by such shareholder, and any such beneficial owner or affiliate, and the date such shares were acquired,

(3)

a description of any agreement, arrangement or understanding regarding such nomination between or among such shareholder, beneficial owners, affiliates or any other persons (including their names) acting in concert with any of the foregoing, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed,

(4)

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the notice of nomination by, or on behalf of, such shareholder, beneficial owners or affiliates the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of such shareholder, beneficial owners or affiliates with respect to shares of our capital stock and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed,

(5)

a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder, beneficial owners or affiliates have a right to vote any shares of our capital stock,

(6)	a representation that the shareholder is a holder of record of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination,

(7)

all information regarding each shareholder nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each shareholder nominee to being named in a proxy statement as a nominee and to serve if elected,

(8)

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder, beneficial owners, affiliates or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such shareholder, beneficial owner or any person acting in concert therewith, were the “registrant” for purposes of such rule and the shareholder nominee were a director or executive of such registrant,

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	A-1

EXHIBIT A

(9)

a statement of whether the shareholder nominee agrees to tender a resignation if he or she fails to receive the required vote for re-election, in accordance with the Governance Guidelines and Section 3.3 of the Bylaws, and

(10)	all other information that would be required to be filed with the SEC if the shareholder, beneficial owner or affiliate were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor statute thereto.

We may require any shareholder nominee to furnish such other information as we may reasonably require to determine the eligibility of the shareholder nominee to serve as one of our directors.

A-2	AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement

EXHIBIT B

EXHIBIT B TO PROXY STATEMENT

Non-GAAP Reconciliation for Consolidated Adjusted EBITDA for Purposes of 2019 Bonus Achievement

Year Ended December 31,

(in thousands)	2019
Revenue
Nurse and allied solutions	$1,419,965
Locum tenens solutions	324,653
Other workforce solutions	477,489

$2,222,107

Segment operating income (1)
Nurse and allied solutions	$199,806
Locum tenens solutions	25,108
Other workforce solutions	110,225

335,139
Unallocated corporate overhead (2)	57,740

AEBITDA (3)	$277,399
Depreciation and amortization	58,520
Share-based compensation	16,241
Acquisition and integration costs	25,723
Interest expense, net, and other	28,427
Income from operations before income tax	148,488
Income tax expense	34,500

Net income	$113,988

Year Ended December 31,

(in thousands)	2019
AEBITDA	$277,399
Adjustments (4)	168

Pre Bonus AEBITDA (5)	$277,567

(1)

Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, legal settlement accrual increases and share-based compensation expense.

(2)

Please note that the amount set forth in this line item excludes the amounts set forth in the line item below entitled “acquisition and integration costs” Acquisition and integration costs are subsets of unallocated corporate overhead.

(3)

AEBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, legal settlement accrual increases and share-based compensation expense. Management believes that AEBITDA provides an effective measure of our results, as it excludes certain items that management believes are not indicative of our operating performance and considers measures used in credit facilities. AEBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from AEBITDA are not indicative of our operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes AEBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)

This amount represents the net adjustments to AEBITDA, as decided by the Compensation Committee for bonus calculation and payout only. For the purposes of determining Pre-Bonus AEBITDA in connection with the bonus calculation and payout, the Compensation Committee excluded from AEBITDA the impact of the Company’s 2019 acquisitions of Silversheet and Advanced Medical as well as the expense associated with the payout of bonuses and other extraordinary items not contemplated in the Company’s 2019 annual operating plan.

(5)	Pre-bonus AEBITDA represents the adjustments made to AEBITDA decided by the Compensation Committee.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	B-1

ANNEX A TO PROXY STATEMENT

Amendment to the Company’s Bylaws to Effectuate Proposal 4

Below is reflection of the changes to Section 2.3 (Special Meetings) of the Company’s Bylaws that will be adopted if Proposal 4 of this Proxy Statement is approved by a majority of the shares entitled to vote and present or represented by proxy at the Annual Meeting.

2.3 Special Meetings.

(a) General. Unless otherwise prescribed by applicable law, special meetings of Stockholders may be called at any time by only (i) the Board, (ii) the Chairman or the Presiding Director (if one has been designated) or (iii) the holders of record who for at least one year continuously “own” (as defined in Section 2.12(f)) in the aggregate not less than fifteen~~twenty~~ percent (15~~20~~%) (the “Requisite Percentage”) of the outstanding shares of Common Stock prior to the date such request is delivered to the Secretary (the “Request Date”) (such request by Stockholders herein referred to as a “Stockholder Requested Special Meeting”), for any purpose or purposes prescribed in the notice of the meeting and shall be held at such place (if any), on such date and at such time as the Board may fix. In lieu of holding a special meeting of Stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of Stockholders may be held solely by means of remote communication. Business transacted at any special meeting of Stockholders shall be limited to the purpose stated in the notice.

AMN HEALTHCARE SERVICES, INC.	2020 Proxy Statement	AX-1

AMN HEALTHCARE SERVICES, INC. 12400 HIGH BLUFF DRIVE, SUITE 100 SAN DIEGO, CA 92130

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 21, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 21, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E92736-P33303 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  AMN HEALTHCARE SERVICES, INC.

The Board of Directors recommends you vote FOR the election of each of the eight director nominees listed below:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Mark G. Foletta	☐	☐	☐

	1b. Teri G. Fontenot	☐	☐	☐

	1c. R. Jeffrey Harris	☐	☐	☐

	1d. Michael M.E. Johns, M.D.	☐	☐	☐

	1e. Daphne E. Jones	☐	☐	☐

	1f. Martha H. Marsh	☐	☐	☐

	1g. Susan R. Salka	☐	☐	☐

	1h. Douglas D. Wheat	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020	☐	☐	☐

4.	To reduce the threshold necessary to call a Special Meeting of Shareholders	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

5.	A shareholder proposal entitled: “Make Shareholder Right to Call Special Meeting More Accessible”	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the Annual Meeting and at any adjournment or postponement of the Annual Meeting. This communication also serves as notice, which is hereby given, that the 2020 Annual Meeting of Shareholders of AMN Healthcare Services, Inc. will be held at the time, date and location set forth on the reverse side.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

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E92737-P33303

AMN HEALTHCARE SERVICES, INC.

Annual Meeting of Shareholders

April 22, 2020 at 8:30 AM CDT

This proxy is solicited by the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Douglas D. Wheat, R. Jeffrey Harris and Mark G. Foletta, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN HEALTHCARE SERVICES, INC. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 8:30 AM Central Time on April 22, 2020, at the Company’s offices located at 8840 Cypress Waters Blvd., Suite 300, Dallas, Texas 75019, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Continued and to be signed on reverse side